Exhibit-99.1

Syncora Guarantee Inc. and Subsidiary
Interim Consolidated Financial Statements
for the Three and Nine Month Periods
Ended September 30, 2008 and 2007
(expressed in U.S. dollars)

SYNCORA GUARANTEE INC. AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share and per share amounts)

	(Unaudited) As of September 30, 2008	As of December 31, 2007

ASSETS
Debt securities available for sale, at fair value (amortized cost: 2008—$2,067,778; 2007—$2,412,175)	$2,037,592	$2,430,772
Equity securities, at fair value (cost- $120,640)	110,320	—
Cash and cash equivalents	707,543	217,426
Total cash and invested assets	2,855,455	2,648,198
Restricted cash and cash equivalents	954,021	—
Accrued investment income	19,415	21,024
Deferred acquisition costs	114,286	108,117
Prepaid reinsurance premiums	8,148	101,121
Premiums receivable	25,020	24,494
Reinsurance balances receivable	7,722	—
Reinsurance balances recoverable on unpaid losses	3,586	266,945
Intangible assets—acquired licenses	—	11,529
Derivative assets	4,403	354,596
Other assets	57,126	2,198

Total assets	$4,049,182	$3,538,222

LIABILITIES, REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY

Liabilities
Unpaid losses and loss adjustment expenses	$809,156	$402,519
Deferred premium revenue	683,472	927,385
Derivative liabilities	2,492,228	1,700,695
Reinsurance premiums payable	8,075	36,485
Accounts payable, accrued expenses and other liabilities	25,808	40,897

Total liabilities	4,018,739	3,107,981

Preferred shares
Series A redeemable preferred shares	—	39,000

Shareholders’ equity
Series B non-cumulative perpetual preferred shares	20,000	—
Common shares—(Par value $7,500 per share; 8,000 shares authorized; shares issued and outstanding: 2008 – 2,000; 2007 – 2,000)	15,000	15,000
Additional paid-in-capital	2,805,621	1,148,393
Accumulated deficit	(2,768,884)	(789,960)
Accumulated other comprehensive (loss) income	(41,294)	17,808

Total common shareholder’s equity	10,443	391,241

Total shareholders’ equity	30,443	430,241

Total liabilities, redeemable preferred shares and shareholders’ equity	$4,049,182	$3,538,222

See accompanying Notes to Unaudited Interim Consolidated Financial Statements

SYNCORA GUARANTEE INC. AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(U.S. dollars in thousands)

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,

	2008	2007	2008	2007

Revenues
Net premiums earned	$59,183	$44,774	$238,583	$128,689
Net investment income	36,316	31,142	99,828	86,515
Net realized (losses) gains on investments	(64,656)	8	(72,343)	(1,534)
Change in fair value of derivatives
Realized gains and losses and other settlements	(353,048)	13,403	(138,727)	30,059
Unrealized losses	(705,420)	(145,118)	(1,141,726)	(176,109)

Net change in fair value of derivatives	(1,058,468)	(131,715)	(1,280,453)	(146,050)
Fee income and other	—	—	2,218	68

Total revenues	(1,027,625)	(55,791)	(1,012,167)	67,688

Expenses
Net losses and loss adjustment expenses	213,019	5,437	710,154	5,777
Acquisition costs, net	7,998	4,394	19,845	12,143
Loss on commutation of reinsurance agreements	42,381	—	42,381	—
Operating expenses	71,160	21,890	159,335	65,070

Total expenses	334,558	31,721	931,715	82,990

Loss before income tax	(1,362,183)	(87,512)	(1,943,882)	(15,302)
Income tax benefit	(1,180)	(9,963)	(1,180)	(9,439)

Net loss	$(1,361,003)	$(77,549)	$(1,942,702)	$(5,863)

Comprehensive (loss) income:
Net loss	$(1,361,003)	$(77,549)	$(1,942,702)	$(5,863)
Currency translation adjustments	96	—	—	—
Change in unrealized (depreciation) appreciation of investments, net of deferred tax expense	(35,888)	28,884	(59,102)	7,052

Total comprehensive (loss) income	$(1,396,795)	$(48,665)	$(2,001,804)	$1,189

See accompanying Notes to Unaudited Interim Consolidated Financial Statements

SYNCORA GUARANTEE INC. AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(U.S. dollars in thousands)

	(Unaudited) Nine Months Ended September 30, 2008	(Unaudited) Nine Months Ended September 30, 2007

Series A redeemable preferred shares
Balance—beginning of year	$39,000	$54,016
Reduction in stated value	—	(15,016)
Cancellation of Series A preferred shares	(39,000)	—

Balance—end of period	—	39,000

Series B non-cumulative perpetual preferred shares
Balance—beginning of year	—	—
Issuance of Series B non-cumulative perpetual preferred shares	20,000	—

Balance—end of period	20,000	—

Common shares
Balance—beginning of year	15,000	15,000

Balance—end of period	15,000	15,000

Additional paid-in capital
Balance—beginning of year	1,148,393	962,393
Capital contribution	1,718,870	186,000
Investment in stock of parent company	(61,642)	—

Balance—end of period	2,805,621	1,148,393

Accumulated (deficit) retained earnings

Balance—beginning of year	(789,960)	410,645
Dividend paid to Syncora Holdings	(30,790)	—
Dividends on redeemable preferred shares	(5,432)	(2,722)
Net loss	(1,942,702)	(5,863)

Balance—end of period	(2,768,884)	402,060

Accumulated other comprehensive loss
Balance—beginning of year	17,808	(19,705)
Currency translation adjustments	174	—
Net change in unrealized (depreciation) appreciation of investments	(59,276)	7,052

Balance—end of period	(41,294)	(12,653)

Total common shareholder’s equity	10,443	1,552,800

Total shareholders’ equity	$30,443	$1,591,800

See accompanying Notes to Unaudited Interim Consolidated Financial Statements

SYNCORA GUARANTEE INC. AND SUBSIDIARY INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS (U.S. dollars in thousands)

	(Unaudited) Nine Months Ended September 30,

	2008	2007

Cash flows used in operating activities:
Net loss	$(1,942,702)	$(5,863)

Adjustments to reconcile net loss to net cash used in operating activities:
Net realized losses on investments	72,343	1,534
Net unrealized losses on derivatives	1,141,726	176,109
Realized losses and other settlements	(64,793)	—
Realized gain from exercise of option under capital facility	(179,559)	—
Transfer to restricted cash	(954,021)	—
Impairment of intangible assets – acquired licenses	11,529	—
Amortization of premium on bonds	2,270	1,875
Decrease (increase) in accrued investment income	1,609	(1,143)
Increase in deferred acquisition costs	(4,057)	(14,069)
Decrease (increase) in prepaid reinsurance premiums	84,699	(38,377)
Increase in premiums receivable	(526)	(15,040)
Decrease in reinsurance balances receivable	(7,722)	—
Decrease in reinsurance balances recoverable on unpaid losses	246,759	5,101
Increase in unpaid losses and loss adjustment expenses	406,637	2,867
(Decrease) increase in deferred premium revenue	(243,914)	111,686
(Decrease) increase in reinsurance premiums payable	(28,005)	10,832
Other, net	(70,398)	(38,504)

Total adjustments	414,577	202,871

Net cash (used in) provided by operating activities	(1,528,125)	197,008

Cash flows from investing activities:
Proceeds from sale of debt securities	93,906	60,032
Purchases of debt securities	(23,086)	(837,440)
Net (purchases) sales of short-term investments	(10)	115,867
Proceeds from maturity of debt securities and short term investments	199,048	247,322
Purchases of fixed assets	(94)	(1,127)

Net cash provided by (used in) investing activities	269,764	(415,346)

Cash flows from financing activities:
Proceeds from issuance of redeemable preferred shares	200,000	—
Proceeds from capital contribution	1,584,700	225,000
Dividend paid to Syncora Holdings	(30,790)	—
Dividends paid on Series A redeemable preferred shares	(1,609)	(17,677)
Dividends paid on Series B non-cumulative perpetual preferred shares	(3,823)

Net cash provided by financing activities	1,748,478	207,323

Decrease in cash and cash equivalents	490,117	(11,015)
Cash and cash equivalents—beginning of year	217,426	169,219

Cash and cash equivalents—end of period	$707,543	$158,204

Supplemental Cash Flow Disclosure:
Stock received in consideration for commutation	$87,111	$—
Stock received as part of the consideration for cancellation of XLI guarantee (see Note 9)	33,529	—
Income tax paid	—	2,700

See accompanying Notes to Unaudited Interim Consolidated Financial Statements

SYNCORA GUARANTEE INC. AND SUBSIDIARY NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (U.S. dollars in thousands, except share amounts)

1. Organization

          On March 17, 2006, XL Capital Ltd (“XL Capital”) formed Syncora Holdings Ltd. (“Syncora Holdings”) (formerly known as Security Capital Assurance Ltd), as a wholly-owned Bermuda based subsidiary holding company. On July 1, 2006, XL Capital contributed all its ownership interests in its financial guarantee insurance and financial guarantee reinsurance operating businesses to Syncora Holdings. The aforementioned operating businesses consisted of: (i) Syncora Guarantee Inc. (“Syncora Guarantee” or the “Company”) (a New York domiciled financial guarantee insurance company formerly known as XL Capital Assurance Inc.) and its wholly-owned subsidiary, Syncora Guarantee (U.K.) Ltd (formerly known as XL Capital Assurance (U.K.) Limited) and (ii) Syncora Guarantee Re Ltd. (“Syncora Guarantee Re”) (a Bermuda domiciled financial guarantee reinsurance company formerly known as XL Financial Assurance Ltd.). The Company was an indirect wholly-owned subsidiary of XL Capital and all of Syncora Guarantee Re was indirectly owned by XL Capital, except for a preferred stock interest which was owned by Financial Security Assurance Holdings Ltd. (“FSA”), an entity which is otherwise not related to XL Capital, Syncora Holdings, Syncora Guarantee Re or the Company (see Note 9). On August 4, 2006, Syncora Holdings completed an initial public offering (the “IPO”). In addition, XL Capital sold common shares of Syncora Holdings from its holdings directly to the public in a secondary offering concurrent with the IPO. Immediately after the IPO and the secondary offering, XL Capital, through its wholly-owned subsidiary XL Insurance (Bermuda) Ltd (“XLI”), owned approximately a 63% economic interest in Syncora Holdings, adjusted for restricted share awards to employees and management granted at the effective date of the IPO. In June 2007, XLI completed the sale of additional common shares of Syncora Holdings from its holdings. Immediately after such sale, XLI owned approximately a 46% voting and economic interest in Syncora Holdings, adjusted for restricted share awards to employees and management outstanding as of such date. Prior to XLI’s sale of common shares of Syncora Holdings in June 2007, its voting interest in Syncora Holdings was subject to limitations contained in Syncora Holdings’ bye-laws. On August 5, 2008, Syncora Holdings, Syncora Guarantee Re, the Company and XL Capital consummated the transactions described in Note 3 below and, as a result thereof, XL Capital transferred all of the common shares of Syncora Holdings it owned to a trust (see Note 3 for additional information). On September 4, 2008, Syncora Guarantee Re merged with and into Syncora Guarantee, with Syncora Guarantee being the surviving company (see Note 4).

2. Recent Developments, Continuing Risks and Uncertainties, Ability of the Company to Continue as a Going Concern, and Ongoing Strategic Plan

          Recent Developments

          Adverse developments in the credit markets generally and the mortgage market specifically in the second half of 2007, which accelerated in the fourth quarter of 2007 and continued to deteriorate through 2008, have resulted in material adverse effects on the Company’s business, results of operations, and financial condition, including (i) significant adverse development of anticipated claims on the Company’s guarantees of collateralized debt obligations (“CDOs”) of asset-backed securities (“ABS CDOs”) and significant adverse development of reserves for unpaid losses and loss adjustment expenses on the Company’s guarantees of residential mortgage-backed securities (“RMBS”), and (ii) downgrades of the insurance financial strength ratings of the Company by Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings (“Fitch”) and Standard & Poor’s Ratings Services (“S&P”), which ratings have been fundamental to its ability to conduct business and which have caused the Company to suspend writing substantially all new business since January of 2008, resulting in the loss of future incremental earnings and cash flow.

          During the second quarter of 2008, the Company recorded a material increase in adverse development of anticipated claims on its guarantees of ABS CDOs and reserves for unpaid losses and loss adjustment expenses on its guarantees of RMBS causing it to be unable to maintain

SYNCORA GUARANTEE INC. AND SUBSIDIARY NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (U.S. dollars in thousands, except share amounts)

compliance with its $65 million minimum policyholder surplus requirement under New York state law as of June 30, 2008. In light of this material adverse development, and in accordance with its previously disclosed strategic plan, on July 28, 2008 the Company, certain financial institutions that are counterparties to credit default swap (“CDS”) contracts with the Company (the “Financial Counterparties”), Merrill Lynch & Co., Inc. (“Merrill Lynch”) and certain of its affiliates, and XL Capital and certain of its affiliates, entered into a number of agreements (the “Agreements”). The transactions contemplated by the Agreements closed on August 5, 2008 (the “Closing Date”), except for the transactions contemplated by the FSA Master Agreement (as defined below), which closed on August 4, 2008. The Agreements, the transactions contemplated thereby, and related transactions are described in Note 3 along with summary financial information presenting the effect of the transactions contemplated by the Agreements and related transactions on the Company’s financial position and results of operations as of and for the three-month period ended September 30, 2008.

          During the third quarter of 2008, the Company recorded further significant adverse development of its anticipated claims on its guarantees of ABS CDOs and reserves for unpaid losses and loss adjustment expenses on its guarantees of RMBS which would have caused the Company to be unable to maintain its compliance with its $65 million minimum policyholders surplus requirement under New York state law as of September 30, 2008. However, at the request of the Company, the New York State Insurance Department (“NYID”) (the Company’s primary regulator) granted the Company permission to apply the accounting treatment discussed below in connection with the preparation of its statutory-basis financial statements for the quarter ended September 30, 2008, which differs from accounting practices prescribed by the National Association of Insurance Commissioners (“NAIC”) Accounting Practices and Procedures Manual (“NAIC SAP”) and adopted by the State of New York. As a result of these permitted practices, the Company reported policyholders’ surplus of $83.3 million at September 30, 2008. Absent such permitted practices, the Company would have reported a policyholders’ surplus at September 30, 2008 of $19.1 million. Failure to maintain positive statutory policyholders’ surplus or non-compliance with the statutory minimum policyholders’ surplus requirement would permit the NYID to intervene in its operations. For example, under these or certain other circumstances, the New York Superintendent of Insurance could seek court appointment as rehabilitator or liquidator of the Company. Policyholders’ surplus is based on statutory-basis accounting practices which differ from accounting principles generally accepted in the United States of America (“GAAP”) (see Note 4). Such differences may be material.

          Following is a description of the accounting practices applied by the Company in the preparation of its statutory financial statements for the quarter ended September 30, 2008 which were permitted by the NYID, and how such practices differ from NAIC SAP:

•

Release of statutory basis contingency reserves (which are not recognized under GAAP) on (i) terminated polices and (ii) on policies on which the Company has established case reserves. Under NAIC SAP, contingency reserves are released on a stipulated basis which does not take into consideration whether policies have been terminated or whether case reserves have been recorded on a policy.

Continuing Risks and Uncertainties

          The Company continues to be exposed to certain significant risks and uncertainties that could materially adversely affect its results of operations, financial condition and liquidity, including the following:

•	There can be no assurance that the NYID will continue to allow the Company to apply the permitted practices discussed above.

•

The Company continues to be materially exposed to risks associated with any continuing deterioration in the credit market sectors discussed above, as well as the spread of such deterioration to other sectors of the economy to which the Company has material business

SYNCORA GUARANTEE INC. AND SUBSIDIARY NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (U.S. dollars in thousands, except share amounts)

exposure. The extent and duration of any continued deterioration of the credit markets is unknown, as is the effect, if any, on potential claim payments and the ultimate amount of losses the Company may incur on obligations it has guaranteed.

•

Establishment of case basis reserves for unpaid losses and loss adjustment expenses on the Company’s in-force business and assessing the amount of anticipated claims and recoveries on the Company’s in-force credit derivatives requires the use and exercise of significant judgment by management, including estimates regarding the likelihood of occurrence and amount of a loss on a guaranteed obligation. Actual experience may differ from estimates and such difference may be material, due to the fact that the ultimate dispositions of claims are subject to the outcome of events that have not yet occurred and, in certain cases, will occur over many years in the future. Examples of these events include changes in the level of interest rates, credit deterioration of guaranteed obligations, and changes in the value of specific assets supporting guaranteed obligations. Both qualitative and quantitative factors are used in making such estimates. Any estimate of future costs is subject to the inherent limitation on management’s ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and claims will vary, perhaps materially, from any estimate. The most significant assumption underlying the Company’s estimate of ultimate losses on its guarantees of ABS CDOs and 1st lien RMBS transactions is its assumption regarding the expected cumulative loss on mortgage loan collateral supporting such securities. The most uncertain component of that assumption is the future performance of currently performing (non-delinquent) mortgage loan collateral. If the actual rate at which currently performing loans become delinquent is materially greater than assumed, there will be a material adverse effect on the Company’s estimate of ultimate losses on the aforementioned guarantees and, accordingly, its financial position and results of operations. The Company’s estimate of ultimate losses on its guarantees of obligations supported by home equity line of credit (“HELOC”) and closed end second (“CES”) mortgage loan collateral is largely dependent on the Company’s default rate assumption. In this regard, the Company assumed that the default rate will begin to improve by the end of 2008 and the first half of 2009. If actual loan performance improves later than assumed or does not improve as much as expected, there will be a material adverse effect on the Company’s ultimate losses on its guarantees of obligations supported by HELOCs and CES mortgage loan collateral and, accordingly, its financial position and results of operations. See Note 11 for further discussion, as well as the sensitivity of the Company’s estimate of ultimate losses to changes in the aforementioned assumption.

•

Substantially all of the Company’s CDS contracts have mark-to-market termination payments following the occurrence of events that are outside the Company’s control, such as the Company being placed into receivership or rehabilitation by the NYID or the NYID taking control of the Company or, in limited cases, the Company’s insolvency. Mark to market termination payments for deals in which the Company would have to pay a termination payment are generally calculated either based on “market quotation” or “loss” (each as defined in the ISDA Master Agreement). “Market quotation” is calculated as an amount (based on quotations received from dealers in the market) that the counterparty would have to pay another party (other than monoline financial guarantee insurance companies) to have such party take over the Company’s position in the CDS contract. “Loss” is an amount that a counterparty reasonably determines in good faith to be its total losses and costs in connection with the CDS contract, including any loss of bargain, cost of funding or, at the election of such counterparty, but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position. There can be no assurance that counterparties to the Company’s CDS contracts, including the Financial Counterparties, will not assert that events have occurred which require the Company to make mark-to-market termination payments. If such events were to occur, the aggregate termination payments that the Company would be required to pay would significantly exceed its ability to make such payments and,

SYNCORA GUARANTEE INC. AND SUBSIDIARY NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (U.S. dollars in thousands, except share amounts)

accordingly, such events would have a material adverse effect on the Company’s financial position and results of operations. The fair value of the Company’s CDS contracts recorded in its financial statements at September 30, 2008 does not consider the effect of mark-to-market termination payments.

•

Under the Master Transaction Agreement described in Note 3 below, the Company agreed with the Financial Counterparties to negotiate in good faith to reach an agreement for the commutation, termination, amendment or the restructuring of the existing agreements with such Financial Counterparties prior to October 15, 2008, which date was extended to October 31, 2008 pursuant to the Amendment Agreement (as herein defined). In order to enable the use of the Company funds allocated for such purpose (approximately $825 million as of September 30, 2008) as payment for such commutation, termination, amendment or the restructuring, any such agreement must be consented to by Financial Counterparties constituting an agreed upon percentage of the number of such Financial Counterparties and the amount of their outstanding notional par exposure guaranteed by the Company. There can be no assurance that the negotiations with the Financial Counterparties will be successful or that we will reach an agreement with Financial Counterparties constituting the requisite percentages discussed above. Any agreement with the Financial Counterparties will require addressing the Company’s public finance business to the satisfaction of the New York Superintendent of Insurance. There can be no assurances that the negotiations with the Financial Counterparties to reach an agreement on the appropriate treatment of the public finance business of the Company will be successful or that the agreement reached with the Financial Counterparties will be satisfactory to the Superintendent. In addition, the Financial Counterparties had agreed that until October 15, 2008 (extended to October 31, 2008 by the Amendment Agreement) they would forebear from exercising certain enforcement rights in respect of various transactions, agreements, policies, guarantees and treaties to which the Company or its affiliates are a party (the “Forbearance”). The extensions have expired and the Company continues to work with the Financial Counterparties to extend them but there can be no assurance that any additional extensions will be obtained or that the negotiations will ultimately result in an agreement (see Note 3 below). Reaching an agreement with the Financial Counterparties for the commutation, termination, amendment or restructuring of the existing agreements should significantly limit the Company’s exposure to future adverse loss development on a significant portion of its in-force business. As a result, failure to reach an agreement with the Financial Counterparties would cause the Company to continue to be exposed to material adverse loss development on such business, which if such loss development is realized would have a material adverse effect on the Company’s financial position and results of operations.

•

Absent the consummation of agreements with Financial Counterparties and other parties to commute, terminate, amend or restructure their existing agreements with the Company or favorable development of the Company’s statutory case reserves, interest accretion on such reserves will cause the Company to not be able to comply with its regulatory minimum policyholders’ surplus requirement as of December 31, 2008 which, as discussed above, would permit the NYID to seek to put the Company in rehabilitation or liquidation.

•

In accordance with NAIC SAP, the discount rate used by the Company to determine the deduction from loss reserves for the time value of money as of September 30, 2008 was based on the average yield on its invested assets for the year ended December 31, 2007. At December 31, 2008, the Company will be required under NAIC SAP to re-measure such deduction from loss reserves based on the average yield on its invested assets for the year then ended. Absent the consummation of agreements with Financial Counterparties and other parties to commute, terminate, amend or restructure their existing agreements with the Company or favorable development of the Company’s statutory case reserves, based on the annualized yield of the Company’s invested assets for the nine months ended September 30, 2008, the Company expects

SYNCORA GUARANTEE INC. AND SUBSIDIARY NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (U.S. dollars in thousands, except share amounts)

that the re-measurement of the deduction from loss reserves based on the average yield on its invested assets at December 31, 2008 will cause it to report a policyholders’ deficit at such date,

•

In connection with the transactions contemplated by the Agreements, the Company received 8 million class A ordinary shares of XL Capital (see Note 3). As such shares under statutory accounting practices are recorded at fair value, any dimunition in value will adversely affect the Company’s policyholders’ surplus. Subsequent to September 30, 2008, the market price of the ordinary shares of XL Capital have significantly declined. If such price does not recover by December 31, 2008, the Company’s policyholders’ surplus will be adversely affected and such effect may be material to the Company’s policyholders’ surplus.

          Ability of the Company to Continue as a Going Concern

          In the opinion of the Company, the principal factors which affect the Company’s ability to continue as a going concern are: (i) its ability to successfully reach agreements with Financial Counterparties and other parties to commute, terminate or restructure the Company’s CDS contracts and policies on terms satisfactory to the Company, as well as to address the Company’s public finance business to the satisfaction of the New York Superintendent of Insurance (both of which are more fully described in Note 3), (ii) the risk of adverse loss development on its remaining in-force business not so commuted, terminated or restructured (particularly in regard to its exposure to residential mortgages) that would cause the Company not to be in compliance with its $65 million minimum policyholders’ surplus requirement under New York state law, and (iii) the risk of intervention by the NYID as a result of the financial condition of the Company.

          Pursuant to the Master Transaction Agreement described in Note 3 below, the Financial Counterparties agreed to negotiate in good faith to reach an agreement for the commutation, termination, amendment or the restructuring of the Company’s obligations under its guarantees to such Financial Counterparties, which guarantees represent approximately $52.1 billion of the Company’s total CDS exposure of approximately $58.2 billion at September 30, 2008. Of the $6.1 billion remaining CDS exposure, the Company has $346.1 million of residential mortgage exposure and, with the exception of one contract with $15.8 million of reserves for unpaid losses at September 30, 2008, none of the guarantees comprising the $6.1 billion were included on the “loss list” on the Company’s list of closely monitored credits at September 30, 2008.

          The Company’s remaining exposure to residential mortgages for which adverse development is possible, apart from the Company’s guarantees of ABS CDOs to the Financial Counterparties discussed above, relates to the $9.1 billion of RMBS exposure, for which the Company has recorded reserves for unpaid losses and loss adjustment expenses of $645.8 million at September 30, 2008.

          As a result of uncertainties associated with the aforementioned factors affecting the Company’s ability to continue as a going concern, management has concluded that there is substantial doubt about the ability of the Company to continue as a going concern. The unaudited interim September 30, 2008 consolidated financial statements are prepared assuming the Company continues as a going concern and do not include any adjustment that might result from its inability to continue as a going concern. The Company will re-assess its going-concern status in the event agreements with the Financial Counterparties and other parties are reached. Our future going concern assessment will in large part be based on the amount of ABS CDO exposure that is reduced and risk of adverse loss development that is mitigated pursuant to such agreements, the Company’s assessment of the risk of additional adverse loss development on its remaining in-force exposures, and the Company’s compliance with its statutory minimum policyholders’ surplus requirement.

          Ongoing Strategic Plan

          The Company is principally focused on: (i) seeking to reach agreements with Financial Counterparties and other parties to commute, terminate or restructure the Company’s CDS contracts and policies on

SYNCORA GUARANTEE INC. AND SUBSIDIARY NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (U.S. dollars in thousands, except share amounts)

terms satisfactory to the Company (as further described in Note 3), (ii) addressing the Company’s public finance business to the satisfaction of the New York Superintendent of Insurance (as further described in Note 3), (iii) maintaining or enhancing the Company’s liquidity, and (iv) remediating troubled credits to minimize claim payments, maximize recoveries and mitigate ultimate expected losses. The Company does not currently expect to be able to recommence new business production for the foreseeable future.

          In seeking to reduce exposure to CDS and other guaranteed products and otherwise improve its financial position and liquidity, the Company may from time to time, directly or indirectly, (i) seek to purchase (on the open market or otherwise) its guaranteed exposures or (ii) seek to commute its guaranteed exposures. The amount of exposure reduced and the nature of any such actions will depend on market conditions, pricing levels from time to time, the Company’s cash position and other considerations.

3. Description of the Transactions Contemplated by the Agreements, Related Transactions and Certain Summary Financial Information

          Set forth below is: (i) a description of the Agreements and transactions contemplated thereby, (ii) a description of certain related transactions, and (iii) summary financial information presenting the effect of the transactions contemplated by the Agreements and related transactions on the Company’s financial position and results of operations as of and for the three-month period ended September 30, 2008.

          Agreements and Related Transactions

          Master Transaction Agreement and Merrill Agreement

          The Master Transaction Agreement provided for the termination, commutation or elimination of certain reinsurance agreements, guarantees and other arrangements among the Company, Syncora Guarantee Re, Syncora Holdings and XL Capital and certain of its subsidiaries in exchange for a cash payment by XL Capital to the Company and Syncora Guarantee Re of $1.775 billion, the issuance and transfer of 8 million class A ordinary shares of XL Capital in the aggregate to the Company and Syncora Guarantee Re, and the transfer of XL Capital’s common shares of Syncora Holdings to a trust for the benefit of the Company until such time as an agreement between the Company and the Financial Counterparties is reached, and thereafter the Syncora Holdings shares will be held for the benefit of the Financial Counterparties. As a result of the transfer of the shares of Syncora Holdings to an escrow account pending the release of the shares to the trust (which occurred in November 2008), XL Capital no longer has the right to vote, nominate directors to Syncora Holdings’ Board of Directors or any other rights. On the Closing Date, the four XL Capital-nominated directors on Syncora Holdings’ Board of Directors resigned. Pursuant to a shareholders agreement entered into in November 2008 by Syncora Holdings and the trustee of the trust, the trust has a number of rights including the right to vote the shares and to nominate to Syncora Holdings’ and the Company’s Board of Directors, such number of directors as would equal one nominee less than a majority (if the Board of Directors consists of nine or fewer Directors) or two nominees less than a majority (if the Board of Directors consists of ten or more Directors). Until such time the common shares of Syncora Holdings are transferred from the aforementioned trust to Financial Counterparties or otherwise sold in the open market, for accounting purposes, they are considered to be treasury shares.

          Under a registration rights agreement, dated as of August 5, 2008, by and among the Company, Syncora Guarantee Re, and XL Capital, XL Capital agreed to provide the Company and Syncora Guarantee Re with two demand registration and unlimited piggyback registration rights with respect to the 8 million class A ordinary shares issued by XL Capital to the Company. The Company and Syncora Guarantee Re also agreed to hold such shares for a period of six months, and any sale of class A ordinary shares of XL Capital by the Company will be subject to a right of first offer in favor of XL Capital. In addition, pursuant to a

SYNCORA GUARANTEE INC. AND SUBSIDIARY NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (U.S. dollars in thousands, except share amounts)

letter, dated July 29, 2008, from Syncora Holdings to the underwriters named in the underwriting agreement entered into by XL Capital for a public offering of its class A ordinary shares, Syncora Holdings agreed, and agreed to cause its subsidiaries to agree, to a six month lock-up period with respect to class A ordinary shares of XL Capital.

          Concurrently with the execution of the Master Transaction Agreement, Syncora Holdings, the Company and Syncora Guarantee Re entered into an agreement (the “Merrill Agreement”) with Merrill Lynch, Merrill Lynch International (“MLI”) and eight trusts affiliated with Syncora Holdings (the “CDS Trusts”), the obligations of which are guaranteed by policies issued by the Company. The Merrill Agreement provided for the termination of eight CDS contracts (the “Swaps”) and the related financial guarantee insurance policies issued by the Company with insured gross par outstanding as of June 30, 2008 of approximately $3.7 billion, in exchange for a payment by the Company to Merrill Lynch of an aggregate amount of $500 million. As part of the closing of the transactions comprising the Merrill Agreement, the parties provided mutual releases of claims with respect to the Swaps and the related policies. In addition, the Company and MLI have agreed to dismiss previously disclosed litigation related to seven of the Swaps. As a result of the termination of the Swaps, the Company recorded a loss of $94.0 million during the three-month period ended September 30, 2008.

          Syncora Holdings, the Company, Syncora Guarantee Re, and XL Capital have obtained approvals from the NYID and the Bermuda Monetary Authority for the Master Transaction Agreement and the transactions comprising such agreement. Other required approvals related to the Master Transaction Agreement have been received from the Delaware Department of Insurance. The NYID has also approved the Merrill Agreement and the transactions comprising such agreement.

          FSA Master Agreement Concurrently with the execution of the Master Transaction Agreement, the Company and Syncora Guarantee Re also entered into an agreement (the “FSA Master Agreement”) with FSA. The FSA Master Agreement provided for the commutation of all reinsurance ceded by FSA and its subsidiaries to Syncora Guarantee Re, including that ceded under the amended and restated master facultative reinsurance agreement, dated as of November 3, 1998 (the “Old Master Facultative Agreement”) that was the subject of a guarantee issued by XLI (see Note 9). Commutation of the Old Master Facultative Reinsurance Agreement and all cessions thereunder was a condition to the obligations of XL Capital under the Master Transaction Agreement. Pursuant to the FSA Master Agreement, FSA and Syncora Guarantee Re entered into the commutation and release agreement (the “Commutation Agreement”), under which all existing cessions to Syncora Guarantee Re by FSA were commuted in return for a payment by Syncora Guarantee Re of approximately $165.4 million, representing statutory reserves less ceding commission plus a commutation premium. In turn, FSA and one of its subsidiaries entered into a new master facultative reinsurance agreement (the “New Master Facultative Agreement”) and related reinsurance memorandum (the “Reinsurance Memorandum”) with the Company, under which FSA ceded certain of the commuted risks to the Company in return for a payment by FSA to the Company of approximately $88.6 million, representing the statutory unearned premium reserve for such risks, less ceding commission. FSA has undertaken to use its best efforts to commute such reinsurance from the Company for a period of nine months after the closing, subject to limitations under Article 69 of the New York Insurance Law, which imposes aggregate and single risk limits on insurance that can be written by a financial guaranty insurer, FSA’s internal and rating agency single risk limits, other potential limitations and FSA’s underwriting guidelines. The Company was required to fund a trust in an initial amount of approximately $104.1 million to collateralize its obligations to FSA under the New Master Facultative Agreement, which includes regulatory mandated contingency reserves. Finally, Syncora Holdings purchased all class A preferred shares of Syncora Guarantee Re held by FSA and its subsidiary, with a liquidation preference of $39 million, for approximately $2.9 million pursuant to an agreement for the sale and purchase of preferred shares (the “Preferred Shares Purchase Agreement”). These class A preferred shares were subsequently cancelled.

          As a result of the Commutation Agreement and New Master Facultative Agreement, the Company recorded a loss of $17.9 million during

SYNCORA GUARANTEE INC. AND SUBSIDIARY NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (U.S. dollars in thousands, except share amounts)

the three month period ended September 30, 2008. In addition, as a result of Syncora Holdings’ purchase and subsequent cancellation of the class A preferred shares of Syncora Guarantee Re, the Company recorded a capital contribution of $39.0 million, which is reflected in additional paid-in-capital.

          Credit Agreement Amendment

          Concurrently with the execution of the Master Transaction Agreement, Syncora Holdings also entered into an amendment, forbearance and limited waiver agreement (the “Credit Agreement Amendment”) with the lenders under its credit agreement, dated as of August 1, 2006, as amended (the “Credit Agreement”). Pursuant to the Credit Agreement Amendment, Syncora Holdings agreed (i) to permanently reduce the availability under its revolving credit facility from $250,000,000 to zero, (ii) to reduce the availability under the letter of credit facility to the amount of the letter of credit exposure as of July 28, 2008 and, subsequently, further reduce such exposure for any outstanding letters of credit for FSA’s benefit upon the closing the Commutation Agreement, and (iii) collateralize the remaining letters of credit after the consummation of the transactions comprising the Master Transaction Agreement. In consideration of the foregoing, the lenders under the Credit Agreement have agreed to (i) forbear from declaring certain defaults, if any, set forth in the Credit Agreement Amendment, (ii) waive such defaults, if any, upon the satisfaction of certain conditions set forth in the Credit Agreement Amendment, (iii) grant certain waivers in connection with the consummation of the Master Transaction Agreement, and (iv) not instruct the administrative agent to send, and the administrative agent has agreed that it shall not send, a notice of non-renewal with respect to any outstanding letters of credit (other than the letter of credit for FSA’s benefit, which was canceled and returned to the Administrative Agent prior to the Closing Date) with regard to any renewal of a letter of credit during calendar year 2008. The amount of letters of credit outstanding under the Credit Agreement and the amount of collateral posted by the Company in support of such letters of credit was approximately $23 million and $24 million as of the September 30, 2008, respectively.

          Agreement with Financial Counterparties

          In consideration for the releases and waivers agreed to by the Financial Counterparties as part of the Master Transaction Agreement, the Company agreed to hold an aggregate amount of $820 million in cash plus interest thereon, premiums paid by the Financial Counterparties from July 28, 2008 through October 15, 2008 (extended to October 31, 2008 by the Amendment Agreement as defined below) and any proceeds from the sale by the trust of the common shares of Syncora Holdings formerly owned by XL Capital (in the event such shares are sold) for the purpose of commuting, terminating, amending or otherwise restructuring existing agreements with the Financial Counterparties pursuant to an agreement to be negotiated with the Financial Counterparties. In the event that such agreement was not reached by October 15, 2008 (extended to October 31, 2008 by the Amendment Agreement as defined below), the Company agreed to use such proceeds only to pay claims under the CDS contracts of the Financial Counterparties. In addition, through such date, the Company agreed to certain restrictions on its ability to commute, terminate, amend or otherwise restructure policies and contracts to which it is a party. In the event that the Company becomes subject to a rehabilitation or liquidation proceeding, the funds shall no longer be separately held, segregated or limited in use for commutations or restructurings, and will be part of the general assets of the Company.

          Effective as of October 15, 2008, Syncora Holdings and several of its wholly-owned subsidiaries and affiliates, including the Company, entered into an agreement (the “Amendment Agreement”) with all parties to the Master Transaction Agreement, with the sole exception of Lehman Brothers Inc., to extend the negotiation period to commute, terminate, amend or restructure the contracts between the Financial Counterparties and the Company from October 15, 2008 to October 31, 2008. The Amendment Agreement is drafted so that it is effective as to all parties that have executed it, even if Lehman Brothers Inc. fails to execute it. The Amendment Agreement also changes all other references in the Master Transaction Agreement from “October 15, 2008” to “October 31, 2008,” including the

SYNCORA GUARANTEE INC. AND SUBSIDIARY NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (U.S. dollars in thousands, except share amounts)

forbearance by the Financial Counterparties from exercising certain acceleration, termination and assessment rights under certain contracts, certain provisions of the Master Transaction Agreement relating to segregation by the Company of payments made by the Financial Counterparties through such date for use in the termination, amendment or restructuring of the contracts or payment of losses thereunder and limitations on the ability of the Company to commute, terminate or restructure policies or contracts or transfer or dispose of its public finance business. Other than in relation to these extensions, the terms of the Master Transaction Agreement remain unchanged. The extensions provided by the Amendment Agreement have expired and the Company continues to work with the Financial Counterparties to extend them but there can be no assurance that any additional extensions will be obtained or that the negotiations will ultimately result in an agreement.

          Related Transactions

          In addition to the transactions contemplated by the Agreements, with the exception of the merger of Syncora Guarantee Re with and into Syncora Guarantee discussed below which was consummated on September 4, 2008, the Company executed the following transactions on or about the Closing Date:

•	commutation of certain retrocession agreements Syncora Guarantee Re had in place with non-affiliates,

•	distribution from Syncora Guarantee Re of $30.8 million to Syncora Holdings, and

•

discontinuance of Syncora Guarantee Re as a Bermuda corporation and continuance of Syncora Guarantee Re as a Delaware corporation, contribution by Syncora Holdings of all its ownership interests in Syncora Guarantee Re to the Company, which was followed by the merger of Syncora Guarantee Re with and into the Company on September 4, 2008, with the Company being the surviving company.

          Summary Financial Information

          The effect of the transactions contemplated by the Agreements and related transactions on the Company’s financial position and results of operations as of and for the three-month period ended September 30, 2008 are presented below:

SYNCORA GUARANTEE INC. AND SUBSIDIARY NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (U.S. dollars in thousands, except share amounts)

	Summary Balance Sheet Information As of September 30, 2008 Increase/(Decrease)						Total

(U.S. dollars in thousands)	(1)	(2)	(3)	(4)	(5)	(6)

Assets:
Equity securities, at cost	$120.6	$—	$—	$—	$—	$—	$120.6
Cash and cash equivalents	1,775.0	115.6	(500.0)	(88.6)	—	(825.0)	477.0
Restricted cash and cash equivalents	—	—	—	—	—	825.0	825.0
Deferred acquisition costs	17.4	13.8	—	(10.8)	—	—	20.4
Prepaid reinsurance premiums	(38.4)	(47.4)	—	—	—	—	(85.8)
Reinsurance balances receivable	(100.0)	(1.3)	—	—	—	—	(101.3)
Reinsurance balance recoverable on unpaid losses	(82.3)	(59.2)	—	—	—	—	(141.5)
Derivative assets	(140.0)	(177.2)	—	—	—	—	(317.2)

Total assets	$1,552.3	$(155.7)	$(500.0)	$(99.4)	$—	$—	$797.2

Liabilities:
Unpaid losses and loss adjustment expenses	$—	$—	$—	$(7.7)	$—	$—	$(7.7)
Deferred premium revenue	—	—	—	(27.9)	—	—	(27.9)
Derivative liabilities	—	—	(406.0)	—	—	—	(406.0)
Reinsurance premiums payable	(11.1)	(1.1)	—	(45.9)	—	—	(58.1)

Total liabilities	(11.1)	(1.1)	(406.0)	(81.5)	—	—	$(499.7)
Preferred shares
Series A redeemable preferred shares	—	—	—	—	(39.0)	—	(39.0)
Shareholders’ equity:
Common shares, par value and additional paid-in capital	1,618.2	—	—	—	—	61.6	—
	—	—	—	—	—	(61.6)	1,618.2

Accumulated deficit	(54.8)	(154.6)	(94.0)	(17.9)	39.0	—	(282.3)

Total shareholders’ equity	1,563.4	(154.6)	(94.0)	(17.9)	39.0	—	1,335.9

Total liabilities, preferred shares and shareholders’ equity	$1,552.3	$(155.7)	$(500.0)	$(99.4)	$—	$—	$797.2

	Summary Income Statement Information Three Months Ended September 30, 2008

(U.S. dollars in thousands)	(1)	(2)	(3)	(4)

Revenues:
Change in fair value of derivatives
Realized gains and losses and other settlements	$66.8	$65.4	$(500.0)	$—
Unrealized (losses) gains	(140.0)	(177.2)	406.0	—

Net change in fair value of derivatives	(73.2)	(111.8)	(94.0)	—

Total revenues	(73.2)	(111.8)	(94.0)	—
Expenses:
Gain (loss) on commutation of reinsurance agreements	18.4	(42.8)	—	(17.9)

Total expenses	18.4	(42.8)	—	(17.9)

Net loss	$(54.8)	$(154.6)	$(94.0)	$(17.9)

(1)	Represents effect of termination, commutation or elimination of certain reinsurance agreements and other arrangements between the Company and XL Capital (see Note 9).

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

(2)	Represents the effect of the commutation of certain retrocession agreements in place with non-affiliates of the Company.

(3)	Represents the effect of terminating the Swaps issued to Merrill Lynch and MLI by the Company.

(4)	Represents the effect of commuting the Old Master Facultative Reinsurance Agreement and entering into the New Master Facultative Agreement.

(5)	Represents the effect of Syncora Holding repurchase of the class A preferred shares of Syncora Guarantee Re and the subsequent cancellation thereof as discussed above.

(6)

Represents the effect of the transfer by XL Capital of its shares of Syncora Holdings to the Company, as well as the amount of cash restricted pursuant to the agreement to hold an aggregate amount of $820.0 million in cash plus interest and premiums for the purpose of commuting, terminating, amending, or otherwise restructuring existing agreements with Financial Counterparties.

4. Basis of Presentation and Consolidation

          The unaudited interim consolidated financial statements of the Company have been prepared in conformity with GAAP and, in the opinion of management, reflect all adjustments, consisting of normally recurring adjustments, necessary for a fair presentation of the Company’s consolidated financial condition, results of operations and cash flows for the periods presented, including the elimination of all inter-company accounts and transactions.

           As discussed in Note 1, on September 4, 2008, Syncora Guarantee Re merged with and into Syncora Guarantee, with Syncora Guarantee being the surviving company. In accordance with GAAP, because the merger was between entities under common control, the merger was accounted for by combining the assets, liabilities, revenues and expenses of Syncora Guarantee Re at their historical carrying values with that of Syncora Guarantee as if the merger occurred as of the beginning of the earliest period presented.

          Interim consolidated financial statements do not include all of the information and footnotes required by GAAP for annual financial statements. In addition, the year-end balance sheet data was derived from audited financial statements but does not include all disclosures required by GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. In addition, the results of operations for the interim period ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008. These interim consolidated financial statements of the Company should be read in conjunction with the annual audited consolidated financial statements of the Company and Syncora Guarantee Re as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006, and 2005 filed on Form 8-K with the Securities and Exchange Commission (“SEC”) on March 26, 2008.

          In December 2006, the SEC contacted the Association of Financial Guaranty Insurers (“AFGI”), of which the Company is a member, and instructed the members thereof to recommend a uniform approach for presenting credit derivatives issued by financial guarantee insurance companies in their financial statements. The recommendation of AFGI was developed in consultation with the staff of the Office of the Chief Accountant of the Division of Corporate Finance of the SEC and has been adopted by the Company effective January 1, 2008 in accordance with the transition AFGI discussed with the SEC. The new presentation does not change the Company’s reported net income or shareholders’ equity, although it does change the presentation of revenues, expenses, assets and liabilities.

          As a result of the Company’s adoption of this revised presentation, changes in fair value of the Company’s credit derivatives are recorded in the line item of the accompanying consolidated statement of operations entitled “Net change in fair value of credit derivatives” which is required to be classified in the revenue section of the statement of operations. This line item consists of two components, which are also separately presented in the statement of operations: (1) “Realized gains and losses and other settlements” and (2) “Unrealized gains and losses”. The “Realized gains and losses and other settlements” component includes (i) net premiums received and receivable on issued credit derivatives, (ii) net premiums paid and payable on purchased credit derivatives, (iii) losses paid and payable to credit derivative counterparties due to the occurrence of a credit event and, (iv) losses recovered and recoverable on purchased credit derivatives due to the occurrence of a credit event. The “Unrealized gains and losses” component includes anticipated claims payable and anticipated recoveries, as well as all other changes in fair value.

          Prior to the adoption of this revised presentation the Company reported (i) premiums received or receivable from the issuance of credit derivative contracts in line item captions in the consolidated

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

statement of operations entitled “Gross premiums written,” “Reinsurance premium assumed,” “Ceded premiums,” “Net premiums written” and “Net premiums earned,” as appropriate, (ii) losses from actual and expected payments to counterparties under such contracts in the line item caption in the consolidated statement of operations entitled “Net losses and loss adjustment expenses” and (iii) all other changes in the fair value of such instruments in the line item caption in the consolidated statement of operations entitled “Net realized and unrealized losses on credit derivatives.” In the consolidated balance sheet, the Company reclassified all credit default swap-related balances previously included in “Unpaid losses and loss adjustment expenses” and “Reinsurance balances recoverable on unpaid losses” to either “Derivative liabilities” or “Derivative assets,” depending on the net position of the credit default swap contract at each balance sheet date.

          Certain reclassifications have been made to prior period consolidated financial statement amounts, including that discussed above, to conform to current period presentation. There was no effect on net loss or shareholders’ equity as a result of these reclassifications. The following is a summary of reclassifications made to prior period consolidated financial statement amounts to conform to current year presentation:

	Three Months Ended September 30, 2007				Nine Months Ended September 30, 2007

(U.S. dollars in thousands)	As Originally Reported	Reclassifications		As Reclassified	As Originally Reported	Reclassifications		As Reclassified

Net premiums earned	$58,177	$(13,403	)(1)	$44,774	$158,748	$(30,059	)(1)	$128,689
Change in fair value of derivatives
Realized gains and losses and other settlements	—	13,403	(1)	13,403	—	30,059	(1)	30,059
Unrealized losses	(142,975)	(2,143	)(2)	(145,118)	(172,294)	(3,815	)(2)	(176,109)

Net change in fair value of derivatives	(142,975)	11,260		(131,715)	(172,294)	26,244		(146,050)
Total revenues	(53,648)	(2,143)		(55,791)	71,503	(3,815)		67,688
Net losses and loss adjustment expenses	7,365	(1,928	)(2)	5,437	9,592	(3,815	)(2)	5,777
Net loss	(77,549)	—		(77,549)	(5,863)	—		(5,863)

(1)	Premiums from CDS contracts.

(2)	Credit impairment adjustments on CDS contracts.

	As of December 31, 2007

(U.S. dollars in thousands)	As Originally Reported	Reclassifications		As Reclassified

Assets
Reinsurance balances recoverable on unpaid losses	$450,733	$(183,788	)(1)(2)	$266,945
Derivative assets	168,364	186,232	(1)	354,596
Other assets	4,642	(2,444	)(2)	2,198
Total assets	3,538,222	—		3,538,222
Liabilities and Shareholders’ Equity
Unpaid losses and loss adjustment expenses	1,253,088	(850,569	)(1)	402,519
Derivative liabilities	850,126	850,569	(1)	1,700,695
Total liabilities	3,107,981	—		3,107,981
Total liabilities and shareholders’ equity	3,538,222	—		3,538,222

(1)	Credit impairment adjustments on CDS contracts.

(2)	Reclassification of subrogation recoverable on paid claims.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

	Nine Months Ended September 30, 2007

(U.S. dollars in thousands)	As Originally Reported	Reclassifications		As Reclassified

Cash provided by operating activities:
Net unrealized losses on derivatives	$172,294	$3,815	(1)	$176,109
Decrease in reinsurance balances recoverable on unpaid losses	4,993	108	(1)	5,101
Decrease in unpaid losses and loss adjustment expenses	6,790	(3,923	)(1)	2,867
Net cash provided by operating activities	197,008	—		197,008

(1) Credit impairment adjustments on CDS contracts.

5. Derivative Financial Instruments

          Prior to suspending writing substantially all new business (see Note 2), the Company issued CDS contracts and entered into arrangements with other issuers of CDS contracts to assume, all or a portion, of the risks in the CDS contracts they issued (“back-to-back arrangements”) and, in certain cases, which are discussed in more detail below, the Company purchased back-to-back credit protection on all or a portion of the risk from the CDS contracts it issued or assumed. Such back-to-back arrangements are generally structured on a proportional basis. In connection with the transactions contemplated by the Agreements and related transactions, the Company terminated substantially all its back-to-back arrangements (see Note 3). CDS contracts are derivative contracts which offer credit protection relating to a particular security or pools of securities which are specifically referenced in the CDS contract. Under the terms of a CDS contract, the seller of credit protection (the issuer of the CDS contract) makes a specified payment to the buyer of such protection (the CDS contract counterparty) upon the occurrence of one or more credit events specified in the CDS contract with respect to a referenced security or securities. The terms of the CDS contracts issued by the Company generally only require the Company to make a payment upon the occurrence of one or more specified credit events after exhaustion of various levels of subordination or first-loss protection. In addition, pursuant to the terms of the Company’s CDS contracts, the Company is precluded from transferring such contracts to other market participants without the consent of the counterparty.

          Securities or assets referenced in the Company’s in-force CDS contracts include structured pools of obligations, such as ABS CDOs, collateralized loan obligations (“CLOs”), corporate CDOs, CDOs of CDOs and commercial mortgage-backed securities (“CMBS”). Such pools were rated investment-grade or better at the issuance of the CDS contract.

          The Company’s policy has been to hold its CDS contracts to maturity and not to manage such contracts to realize gains or losses from periodic market fluctuations. However, in certain circumstances, the Company would enter into an off-setting position or back-to-back arrangement, terminate or restructure a CDS contract prior to maturity for risk management purposes (for example, upon a deterioration in underlying credit quality or for the purposes of managing rating agency capital requirements). In accordance with the Company’s current strategic plan, management is actively working to commute, terminate and restructure certain of its CDS contracts (see Note 2).

          As derivative financial instruments, CDS contracts are required under GAAP to be reported at fair value in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” and measured in accordance with Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), with changes in fair value during the period included in earnings. SFAS 157 specifies a fair value hierarchy based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. This hierarchy requires the use of observable market data when available. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect assumptions about market data

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

based on management’s judgment. In accordance with SFAS 157, the fair value hierarchy prioritizes model inputs into three broad levels as follows:

          Level 1—Quoted prices for identical instruments in active markets.

          Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and valuation drivers are observable in active markets.

          Level 3—Model-derived valuations in which one or more significant inputs or significant value drivers are unobservable.

          The principal drivers of the fair value of the Company’s CDS contracts include: (i) general market credit spreads for the type(s) of assets referenced in CDS contracts, (ii) the specific quality and performance of the actual assets referenced in the contracts, (iii) the amount of subordination in the transaction before liability attaches, (iv) the quality of the asset manager of the transaction, if applicable, (v) other customized structural features of such contracts (e.g. terms, conditions, covenants), (vi) the rating agency capital charge for the transaction, (vii) supply and demand factors, including the volume of new issuance and financial guarantee market penetration, as well as the level of competition in the marketplace, and (viii) the market perception of the Company’s ability to meet its obligations under its CDS contracts which may be implied by the cost of buying credit protection on the Company.

          The fair value of the Company’s in-force portfolio of CDS contracts other than CDS on ABS CDOs, which are discussed below, represents management’s best estimate of the net present value of the difference between the fees the Company originally charged for credit protection and management’s best estimate of what a financial guarantor of a comparable credit worthiness would hypothetically charge to provide the same protection as of the measurement date. The hypothetical nature of this exit value is representative of the lack of a principal market for the Company’s CDS contracts. In the absence of such a principal market, the Company believes other financial guarantors of comparable credit quality to the Company best represent the hypothetical exit market for the Company’s CDS contracts. Fair value is defined as the price at which an asset or a liability could be bought or transferred in a current transaction between willing parties. Fair value is determined based on quoted market prices, if available. Quoted market prices are available only on a limited portion of the Company’s in-force portfolio of CDS contracts. If quoted market prices are not available, fair value is estimated based on the use of valuation techniques involving management’s judgment. In determining the fair value of its CDS contracts, the Company uses various valuation approaches with priority given to observable market prices when they are available. Market prices are generally available for traded securities and market standard CDS contracts but are less available or unavailable for highly-customized CDS contracts. Most of the Company’s CDS contracts are highly customized structured credit derivative transactions that are not traded and do not have observable market prices. Due to the significance of unobservable inputs required to value such CDS contracts, they are considered to be Level 3 under the SFAS 157 fair value hierarchy.

          Typical market CDS contracts are standardized, liquid instruments that reference tradeable securities such as corporate bonds that also have observable prices. These market standard CDS contracts also involve collateral posting, and upon a default of the referenced bond obligation, can be settled in cash. In contrast, the Company’s CDS contracts do not contain the typical CDS market standard features as described above but have been customized to replicate the Company’s financial guarantee insurance. The Company’s CDS contracts provide protection on specified obligations, such as those described above and, generally contain a deductible or have some form of subordination prior to the attachment of the Company’s liability. The Company is not required to post collateral, and upon default, the Company generally makes payments on a “pay-as-you-go” basis after the subordination in a transaction is exhausted.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

          The Company’s payment obligations after a default vary by deal type. There are three primary types of policy payment requirements:

(i)	timely interest and ultimate principal;

(ii)	ultimate principal only at final maturity; and

(iii)	payments upon settlement of individual collateral losses as they occur upon erosion of deal deductibles or subordination.

          The Company’s CDS contracts are structured to prevent large one-time claims upon an event of default and generally allow for payments over time (i.e. “pay as you go” basis) or at final maturity. Also, the Company’s CDS contracts are generally governed by a single transaction International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreement relating only to that particular transaction/contract. Under most monoline financial guarantee standard termination provisions, there is no requirement for mark-to-market termination payments upon the early termination of a guaranteed CDS contract. However, substantially all of the Company’s CDS contracts have mark-to-market termination payments following the occurrence of events that are outside the Company’s control, such as being placed into receivership or rehabilitation or a regulator taking control of the Company’s primary insurance subsidiary or, in limited cases, the primary insurance subsidiary’s insolvency. Under current market conditions this would result in a substantial liability to the Company which would be in excess of that currently recorded by the Company in accordance with SFAS 157 and its ability to pay. An additional difference between the Company’s CDS contracts and the typical market standard CDS contracts is that, except in the circumstances noted above, there is no acceleration of the payment to be made under the Company’s CDS contracts unless the Company at its option elects to accelerate. Furthermore, by law, the Company’s guarantees are unconditional and irrevocable, and cannot be transferred to most other capital market participants as they are not licensed to write such business. However, through the purchase of back-to-back credit protection, the risk of loss (but not counterparty risk) on these contracts can be transferred to other financial guarantee insurance and reinsurance companies.

          Key variables used in the Company’s valuation of substantially all of its CDS contracts include the balance of unpaid notional, expected term, fair values of the underlying reference obligations, reference obligation credit ratings, assumptions about current financial guarantee CDS fee levels relative to reference obligation spreads, the Company’s credit spread and other factors. Fair values of the underlying reference obligations are obtained from broker quotes when available, or are derived from other market indications such as new issuance and secondary spreads and quoted values for similar transactions and indices, such as ABX or CDX. Implicit in the fair values obtained by the Company on the underlying reference obligations are the market’s assumptions about default probabilities, default timing, correlation, recovery rates and collateral values. In general, the Company is using a percentage of the credit spread over LIBOR (the “premium percentage”) that management believes is consistent with (i) levels attainable in the market just prior to the collapse of the market for CDS from financial guarantors and (ii) the Company’s historical premium pricing for high credit spread transactions. Management believes that the premium percentage available in the market has dropped significantly as the credit spreads for the underlying reference securities have widened to levels not seen historically. These credit spreads reflect the lack of liquidity in the market and this liquidity premium historically has flowed directly to the CDS counterparty as the funding institution. Though management believes the actual premium percentage would be far below those seen in previous markets, with no observable market transactions to use as a benchmark, management has decided to set a floor on the premium percentage of 30%. This level is consistent with the bottom range of our historical premium pricing for CDS transactions. Under this approach, the financial guarantee CDS fee used for a particular contract in the Company’s fair value calculations represent a consistent percentage, period to period, of the credit spread determinable from the reference index value as of the measurement date. This results in a CDS fair value balance that fluctuates in proportion with the reference index value.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

          For example, assuming that at the end of the previous reporting period the credit spread of a reference index was 100 basis points and the current market premium for a transaction that is priced off of that reference index was set at 30 basis points (30% of the reference index), if at the end of the current reporting period the reference index moved to 150 basis points (a 50% increase), the current market premium for such a transaction would be set at 45 basis points (also a 50% increase). Thus, the model indicates that the Company would need to receive an additional 15 basis points (45 bps currently less the 30 bps reported last period) for issuing a CDS on the reference obligation in the current reporting period. To compute the current period change in fair value we discount the product of the outstanding notional amount of the CDS and the contractual premium over the weighted average life of the reference obligation, using a counterparty discount rate and subtract from that, the discounted product of the outstanding notional amount of the CDS and calculated current market premium, over the weighted average life of the reference obligation using a Syncora-specific discount rate.

          For CDS contracts issued on ABS CDOs, the Company utilizes non-binding broker quotes on the underlying obligations to project principal and interest shortfalls and the timing of such shortfalls. The Company then discounts the shortfalls using a Company-specific discount rate and nets from this the discounted expected premium using a counterparty discount rate (based on the published credit spreads of the counterparty), to arrive at the fair value of the CDS. No adjustments have been made to third party broker quotes as these are intended to capture all elements of the fair value of the underlying securities.

          The basis of management’s estimate of the fair value of the Company’s CDS contracts at September 30, 2008 described above reflects the absence of transactions in the Company’s principal market. In addition to that discussed above, the Company considers the risk that it will not be able to honor its obligations under its CDS contracts (its “non-performance risk”) as implied by the market price of buying credit protection on the Company by incorporating the spread on CDS contracts traded on the Company into the discount rate used. Consideration of such non-performance risk in the Company’s estimate of the fair value of its CDS contracts was the only change in its valuation methodology caused by the adoption of SFAS 157. At September 30, 2008, the effect of considering of non-performance risk in the Company’s estimate of the fair value of its CDS contracts was a reduction in the Company’s net derivative liability of approximately $9.2 billion. The spread on CDS contracts traded on the Company at September 30, 2008, ranged from 36.81% in 6 months to 17.75% in 30 years, as compared to 55.21% and 26.40% for the 6 month and 30 year terms respectively, at June 30, 2008. If the Company reaches agreements with the Financial Counterparties as discussed in Note 2, the uncertainty of adverse loss development on CDS contracts will be reduced and the cost of buying credit protection on the Company should decline. The effect of a decline in the cost of buying credit protection on the Company will increase the Company’s derivative liability; however, the Company believes that any such increase should be largely offset by the effect on its derivative liability from reaching agreements with the Financial Counterparties, as discussed in Note 2. However, there can be no assurance that the negotiations with the Financial Counterparties will be successful or will largely offset the increase in the Company’s derivative liability. At September 30, 2008 and December 31, 2007, the notional amount outstanding of the Company’s in-force CDS contracts was $58.2 billion and $65.3 billion, respectively. The remaining weighted average life of such CDS contracts at September 30, 2008 was 10.1 years. In addition, based on such notional amount as of September 30, 2008 and December 31, 2007, approximately 60% and 93%, respectively, of referenced assets underlying such in-force CDS contracts were rated (based on S&P’s ratings) “AAA”, 22% and 7%, respectively, were rated at or above investment-grade, and 18% and less than 1%, respectively, were rated below investment-grade at such dates, respectively.

          The following table sets forth the Company’s financial assets and liabilities related to credit derivatives that were accounted for at fair value as of September 30, 2008 by level within the fair value hierarchy of SFAS 157. As required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

(U.S. dollars in thousands)	Level 1	Level 2	Level 3	Total

Financial assets:
Derivative assets	$—	$—	$4,403	$4,403

Total assets	$—	$—	$4,403	$4,403

Financial liabilities:
Derivative liabilities	$—	$—	$2,492,228	$2,492,228

Total liabilities	$—	$—	$2,492,228	$2,492,228

          The following table presents the changes in the net derivative asset (liability) balance for the nine months ended September 30, 2008:

	Level 3 Financial Assets and Liabilities Accounted for at Fair Value Nine Months Ended September 30, 2008

(U.S. dollars in thousands)	CDS Contracts, net	Other Derivatives, net(1)	Other Level 3 Financial Assets and Liabilities	Total

Balance, beginning of period	$(1,453,144)	$107,045	$—	$(1,346,099)
Total realized and unrealized gains/(losses) included in earnings	(1,352,967)	72,514	—	(1,280,453)
Purchases, issuances, and settlements	318,286 (2)	(179,559)	—	138,727
Transfers in and/or out of Level 3	—	—	—	—

Balance, end of period	$(2,487,825)	$—	$—	$(2,487,825)

The amount of total gains and losses for the period included in earnings which are attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$(1,123,481)	$—	$—	$(1,123,481)

(1)	Represents the change in fair value of the put option on the Company’s capital facility (see Note 11(b)). The fair value of the option was determined principally based on an independent broker quote.

(2)	See Note 3 for details of settlements.

          The following table provides the components of the income statement line item entitled, “Change in fair value of credit derivatives” related to CDS contracts for the nine months ended September 30, 2008:

(U.S. dollars in thousands)	Realized Gains and Losses and Other Settlements		Unrealized Gains and Losses

Realized and unrealized gains and losses included in earnings for the period are reported as follows:
Total gains or losses included in earnings for the period	$(318,286	)(1)	$(1,034,681	)(2)

Change in realized/unrealized gains or losses relating to the assets still held at the reporting date	$(49,544)		$(1,123,481)

(1)	Includes premiums received and receivable on CDS contracts issued net of premiums paid or payable on purchased contracts.

(2)	Includes losses paid and payable on issued CDS contracts net of losses recovered and recoverable on purchased contracts.

SYNCORA GUARANTEE INC. AND SUBSIDIARY NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (U.S. dollars in thousands, except share amounts)

          The following table provides the components of the income statement line item entitled, “Change in fair value of credit derivatives” related to CDS contracts for the three and nine month periods ended September 30, 2008 and 2007:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

(U.S. dollars in thousands)	2008	2007	2008	2007

Change in fair value of credit derivatives:
Realized gains and losses and other settlements:
Net credit derivative premiums received and receivable	$14,782	$13,403	$49,544	$30,059
Net credit derivative losses paid and payable	(367,830)	—	(367,830)	—

Total realized gains and losses and other settlements	(353,048)	13,403	(318,286)	30,059

Unrealized losses:
Change in fair value of credit derivatives	(705,420)	(145,118)	(1,034,681)	(176,109)

Net change in fair value of credit derivatives	$(1,058,468)	$(131,715)	$(1,352,967)	$(146,050)

6. Recent Accounting Pronouncements

Statement of Financial Accounting Standards (“SFAS”) No. 163, Accounting for Financial Guarantee Insurance Contracts—An interpretation of FASB Statement No. 60

          In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 163 (“SFAS 163”), Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises” (“SFAS 60”). SFAS 163 clarifies how SFAS 60 applies to financial guarantee insurance contracts. SFAS 163, among other things, changes current industry practices with respect to the recognition of premium revenue and claim liabilities. Under SFAS 163, a claim liability on a financial guarantee insurance contract is recognized when the insurance enterprise expects that a claim loss will exceed the unearned premium revenue (liability) for that contract based on expected cash flows. The discount rate used to measure the claim liability is based on the risk-free market rate and must be updated each quarter. Premium revenue recognition, under SFAS 163 is based on applying a fixed percentage of the premium to the amount of outstanding exposure at each reporting date (referred to as the level-yield approach). In addition, in regard to financial guarantee insurance contracts where premiums are received in installments SFAS 163 requires that an insurance enterprise recognize an asset for the premium receivable and a liability for the unearned premium revenue at inception of a financial guarantee insurance contract and, that such recognition should be based on the following:

•

the expected term of the financial guarantee insurance contract if (1) prepayments on the insured financial obligation are probable, (2) the timing and amount of prepayments can be reasonably estimated, and (3) the pool of assets underlying the insured financial obligation are homogeneous and are contractually prepayable. Any adjustments for subsequent changes in those prepayment assumptions would be made on a prospective basis. In all other instances, contractual terms would be used, and

•	the discount rate used to measure the premium receivable (asset) and the unearned premium revenue (liability) should be the risk-free market rate.

          The Company expects that the initial effect of applying SFAS 163 will be material to the Company’s financial statements. In particular, the Company expects that implementation of SFAS 163 will cause the

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Company to de-recognize its reserves for unallocated losses and loss adjustment expenses and preclude it from providing such reserves in the future (see Note 11).

          SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and for interim periods within those fiscal years. In addition, beginning the third quarter of 2008, the Company is required to make certain disclosures describing the Company’s guarantees that are being closely monitored as a result of deterioration or other adverse developments (see Note 11).

SFAS No. 157, “Fair Value Measurements”

          In September 2006, the FASB issued SFAS 157 “Fair Value Measurements” (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement is applicable in conjunction with other accounting pronouncements that require or permit fair value measurements, where the FASB previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within these fiscal years. The Company adopted the provisions of SFAS 157 on January 1, 2008. See Note 5 for disclosure of the effect on our financial position and results of operations of the adoption of SFAS 157 and Note 5 and Note 8 for certain other disclosures required under SFAS 157.

FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active: An Amendment of FASB Statement No. 157”

          In October 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active: An Amendment of FASB Statement No. 157” (“FSP No. FAS 157-3”). FSP No. FAS 157-3 applies to financial assets within the scope of SFAS 157 for which other accounting pronouncements require or permit fair value measurements. FSP No. FAS 157-3 clarifies the application of SFAS 157 in an inactive market and provides an illustrative example to demonstrate how the fair value of a financial asset is determined when the market for that financial asset is not active. The provisions are effective upon issuance, including prior periods for which financial statements have not been issued. The provisions of this FSP need not be applied to immaterial items. Since FSP No. FAS 157-3 only illustrates additional guidance in determining the fair value of a financial asset when the market for that financial asset is not active, FSP No. FAS 157-3 is not material to the Company’s financial statements and will not affect the Company’s financial condition, results of operations or cash flows.

FSP No. FAS 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161”

          In September 2008, the FASB issued FSP No. FAS 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (“FSP No. FAS 133-1 and FIN 45-4”). FSP No. FAS 133-1 and FIN 45-4 require enhanced disclosures about credit derivatives and guarantees and amends FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” to exclude derivative instruments accounted for at fair value under SFAS No. 133. The Company will adopt FSP No. FAS 133-1 and FIN 45-4 for financial statements prepared as of and for the year ended December 31, 2008. Since FSP No. FAS 133-1 and FIN 45-4 only require additional disclosures concerning credit derivatives and guarantees, adoption of FSP No. FAS 133-1 and FIN 45-4 will not affect the Company’s financial condition, results of operations or cash flows.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”

          In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides the Company an irrevocable option to report selected financial assets and liabilities at fair value with changes in fair value recorded in earnings. The option is applied, on a contract-by-contract basis, to an entire contract and not only to specific risks, specific cash flows or other portions of that contract. Upfront costs and fees related to a contract for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. SFAS 159 was effective for the Company on January 1, 2008. The Company did not elect to report any financial assets or liabilities at fair value under SFAS 159.

SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133”

          In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 establishes the disclosure requirements for derivative instruments and for hedging activities. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

application is encouraged. SFAS 161 is not expected to have any effect on the Company’s results of operations or financial position.

7. Net Premiums Earned

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

(U.S. dollars in thousands)	2008	2007	2008	2007

Gross premiums written	$18,400	$70,230	$63,736	$206,713
Reinsurance premiums assumed	4,898	22,599	(31,962)	43,512

Total premiums written	23,298	92,829	31,774	250,225
Change in direct deferred premium revenue	35,816	(29,892)	162,753	(88,327)
Change in assumed deferred premium revenue	660	(12,379)	51,059	(19,146)

Gross premiums earned	59,774	50,558	245,586	142,752

Reinsurance premiums ceded	(85)	(24,438)	(248)	(52,440)
Change in prepaid reinsurance premiums	(506)	18,654	(6,755)	38,377

Ceded premiums earned	(591)	(5,784)	(7,003)	(14,063)

Net premiums earned	$59,183	$44,774	$238,583	$128,689

          When an insured obligation is retired early, is called by the issuer or is in substance paid in advance through a refunding accomplished by placing U.S. government securities in escrow, the remaining deferred premium revenue is earned at that time. Net premiums earned include $20.8 million and $5.0 million, and $119.2 million and $12.0 million, for the three and nine months ended September 30, 2008 and 2007, respectively, related to such refunded bonds and other accelerations.

8. Investments

          The following table presents the fair value of the Company’s investments at September 30, 2008 based on the fair value hierarchy level of the inputs used to determine the fair value of such investments as prescribed under SFAS 157. See Note 5 for a description of the fair value hierarchy requirements of SFAS 157.

(U.S. dollars in thousands)	As of September 30, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Assets:
Debt securities available for sale	$2,037,592	$176,481	$1,858,355	$2,756
Equity securities(1)	$110,320	—	$110,320	—

          (1) Represents 8 million class A ordinary shares of XL Capital received by the Company in connection with the transactions contemplated by the Agreements. The estimated fair value of such shares at September 30, 2008 was adjusted to relect a discount from the quoted market value of the shares on such date relating to the restriction agreed to by the Company to not sell the shares for a stipulated period of time. See Note 3.

          During the three and nine month periods ended September 30, 2008, the Company recorded other than temporary impairment charges of $64.7 million and $72.6 million, respectively. In light of the significant risks and uncertainties discussed in Note 2, if the Company becomes unable to continue to assert its intent and ability to hold its investments in debt securities which are in an unrealized loss position until they recover in value, the Company will be required to recognize a charge to its earnings

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

for the amount of such unrealized loss. There can be no assurance that the Company will be able to continue to make this assertion. At September 30, 2008, the carrying value of the Company’s investments in debt securities in an unrealized loss position was $962.9 million and the associated unrealized loss was $49.1 million.

9. Information Concerning Parent and Affiliate Capital Transactions

          Services Agreements with Affiliates

          Prior to the IPO, the Company purchased various services from affiliates of XL Capital under various agreements and continued to purchase such services under new agreements that became effective at the date of the IPO. Such services principally included: (i) information technology support, (ii) reinsurance and retrocessional consulting and management services and (iii) actuarial, finance, legal, internal audit services and certain investment management services. Since the IPO, the Company has undertaken to perform certain of the services itself or to outsource such services to other vendors and has, accordingly, discontinued the purchase of substantially all the services that were provided by XL Capital. For the three and nine months ended September 30, 2008 and 2007, the Company incurred costs under the aforementioned agreements aggregating $0.4 million and $0.9 million, and $1.9 million and $1.2 million, respectively, which are reflected in “Operating expenses” in the accompanying consolidated statements of operations.

          Reinsurance Agreements and Other Guarantees with Affiliates

          The Company has the following reinsurance agreements with affiliates. Certain of the agreements discussed below may be terminated under certain conditions, as defined in the agreements. As noted below, many of these agreements were terminated or commuted on the Closing Date in connection with the transactions contemplated by the Agreements and related transactions (see Notes 2 and 3).

•

Effective July 1, 2007, Syncora Guarantee Re ceded certain business to XLI, aggregating approximately $3.7 billion of guaranteed par/notional exposure, under an existing facultative quota share reinsurance agreement. As a result of this transaction, on such date, Syncora Guarantee Re ceded premiums of $16.3 million to XLI, received a ceding commission allowance of $6.6 million from XLI, and recorded a liability to XLI of $9.7 million. In connection with the Agreements discussed in Note 3, the aforementioned reinsurance agreement was commuted.

•

Effective August 4, 2006, certain subsidiaries of XL Capital indemnified the Company for all losses and loss adjustment expenses incurred in excess of its retained reserves at the effective date of the agreement relating to an insured project financing described in Note 11 (b). In consideration for the aforementioned indemnifications the Company was obligated to pay such affiliates approximately $9.8 million on an installment basis over the life of the aforementioned project financing. As this premium was due irrespective of any early termination of the underlying insurance transaction, the Company recorded a liability of approximately $7.0 million at the effective date of the indemnifications (representing the present value of the obligation discounted at 5.0%, which reflects the rate on treasury obligations with a term to maturity commensurate with that of the liability) and a corresponding deferred cost, which was reflected in the consolidated balance sheet as of June 30, 2008 in “Reinsurance premiums payable” and “Prepaid reinsurance premiums”, respectively. In connection with the Agreements discussed in Note 3, the aforementioned indemnities were cancelled.

•

Effective October 1, 2001, Syncora Guarantee Re entered into an excess of loss reinsurance agreement with XLI. This agreement covered a portion of Syncora Guarantee’s liability arising as a result of losses on policies it reinsured and credit derivatives it issued that are in excess of certain limits and are not covered by other reinsurance agreements. Syncora Guarantee Re was charged a premium of $0.5 million per annum for this coverage. This

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

agreement provided indemnification only for the portion of any loss covered by this agreement in excess of 10% of Syncora Guarantee Re’s Bermuda statutory surplus, up to an aggregate amount of $500 million, and excluded coverage for liabilities arising other than pursuant to the terms of an underlying policy.

In connection with the Agreements discussed in Note 3, Syncora Guarantee Re and XLI terminated and settled the excess of loss agreement for a payment by XL Capital to Syncora Guarantee Re of $100.0 million. As a result, Syncora Guarantee Re recorded a loss during the three months ended June 30, 2008 of $106.1 million, which represented the excess net carrying value of amounts owed by XLI to Syncora Guarantee Re under the agreement over the aforementioned settlement payment.

•

Effective November 1, 2002 and as amended and restated as of March 1, 2007, the Company was party to a facultative reinsurance arrangement (the “XL Re Treaty”) with XL Reinsurance America, Inc. (“XL RE AM”). Under the terms of the XL Re Treaty, XL RE AM agreed to reinsure risks insured by the Company under financial guarantee insurance policies up to the amount necessary for the Company to comply with single risk limitations set forth in Section 6904(d) of the New York Insurance Laws. Such reinsurance was on an automatic basis prior to the effective date of the IPO and was on a facultative basis on and after the effective date of the IPO. The reinsurance provided by XL RE AM was on an excess of loss or quota share basis. The Company was allowed up to a 30% ceding commission (or such other percentage on an arm’s length basis) on ceded premiums written under the terms of this agreement. In connection with the Agreements described in Note 3, the XL RE Treaty was commuted.

•

Syncora Guarantee Re entered into the Old Master Facultative Agreement (see Note 3) to reinsure certain policies issued by such affiliates which guarantee the timely payment of the principal of and interest on various types of debt obligations. Syncora Guarantee Re’s obligations under certain of these arrangements were guaranteed by XLI. Effective upon the IPO, the guarantee was terminated with respect to all new business assumed by Syncora Guarantee Re under such arrangement, but the guarantee remained in effect with respect to cessions under the agreement prior to the IPO. In connection with the Agreements discussed in Note 3, Syncora Guarantee Re commuted the Old Master Facultative Agreement and the Company entered into the New Facultative Master Agreement to reinsurance a portion of the protection previously provided by Syncora Guarantee Re. To effect the commutation of the Old Master Facultative Agreement, Syncora Guarantee Re paid affiliates of FSA $165.4 million and in connection with the reassumption of a portion of such business by the Company under the New Master Facultative Agreement, the Company received a payment from FSA of $88.6 million. In addition, in connection with the Agreements described in Note 3, XLI’s guarantee of Syncora Guarantee Re’s obligations to FSA, relating to cessions under reinsurance agreements prior to the IPO, was terminated. Subsequent to the Closing Date, FSA commuted a portion of the business assumed by the Company under the New Facultative Master Agreement. Premiums assumed under reinsurance arrangements with FSA represented 48.3% and 86.7%, and 61.2% and 55.2%, respectively, of the Company’s total reinsurance premiums assumed for the three and nine months ended September 30, 2008 and 2007, respectively.

•

Syncora Guarantee Re guaranteed certain of XLI’s obligations in connection with certain transactions where XLI’s customer required such credit enhancement. Each of these transactions has a “double trigger” structure, meaning that Syncora Guarantee Re does not have to pay a claim unless both the underlying transaction and XLI default. For each of these transactions, Syncora Guarantee Re entered into a reimbursement agreement with XLI, pursuant to which XLI pays Syncora Guarantee Re a fee for providing its guarantee and XLI grants Syncora Guarantee Re a security interest in a portion of the payments received by it from its client. Pursuant to the merger of Syncora Guarantee Re with and into the Company, these guarantees are now guarantees of the Company. At September 30, 2008 and December 31, 2007, the

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

aggregate net par outstanding relating to such guarantees was $370.0 million and $511.1 million, respectively.

•

Effective May 1, 2004, XLI entered into an agreement with the Company which unconditionally and irrevocably guaranteed to the Company the full and complete payment when due of all of Syncora Guarantee Re’s obligations under its facultative quota share reinsurance agreement with the Company, under which agreement Syncora Guarantee Re has assumed business from the Company since December 19, 2000.

The XLI guarantee agreement terminated with respect to any new business produced by the Company and ceded to Syncora Guarantee Re pursuant to the facultative quota share reinsurance agreement after the effective date of the IPO, but the guarantee remained in effect with respect to cessions under the agreement prior to the IPO. In connection with the Agreements discussed in Note 3, the facultative quota share reinsurance agreement was commuted and XLI’s guarantee of Syncora Guarantee Re’s obligations to the Company, relating to cessions under reinsurance agreements prior to the IPO, was eliminated in consideration of a payment by XLI to Syncora Guarantee Re of approximately $1.6 billion, which was recorded by the Company as a capital contribution during the three months ended September 30, 2008 (see Note 3).

•

The Company previously provided financial guarantee insurance policies insuring timely payment of investment agreements issued by XL Asset Funding Company I LLC (“XLAF”), a wholly-owned subsidiary of XL Capital. These investment agreements contained ratings triggers based on the rating of the Company, which were triggered upon the Company’s ratings downgrades by Moody’s, S&P and Fitch. As a result, XLAF repaid these investment agreements prior to June 30, 2008. As of September 30, 2008 and December 31, 2007, the aggregate face amount of such investment agreements guaranteed by the Company was zero and $4.0 billion, respectively. Notwithstanding the repayment of all outstanding investment agreements, XLAF remains obligated to the Company to indemnify it for certain losses, costs and expenses.

In addition, the Company insures XLAF’s obligations under certain derivative contracts issued and purchased by XLAF. As of September 30, 2008 and December 31, 2007, the total notional value of such contracts insured was $150.0 million and $162.9 million, respectively.

10. Income Taxes

          Syncora Guarantee Re was not subject to any taxes in Bermuda on either income or capital gains under current Bermuda law. Effective on the Closing Date, Syncora Guarantee Re redomesticated from Bermuda to the State of Delaware and all the ownership interests in Syncora Guarantee Re, which were owned by Syncora Holdings, were contributed by Syncora Holdings to the Company, and on September 4, 2008 Syncora Guarantee Re merged with and into Syncora Guarantee, with the Company being the surviving company.

          The Company is subject to federal, state and local corporate income taxes and other taxes applicable to U.S. corporations, and effective on the Closing Date through September 4, 2008, Syncora Guarantee Re was subject to federal, state and local corporate income taxes and other taxes applicable to U.S. corporations. The U.S. federal income tax liability is determined in accordance with the principles of the consolidated tax provisions of the Internal Revenue Code and Regulations. The Company has subsidiary and branch operations in certain international jurisdictions that are subject to relevant taxes in those jurisdictions. The Company files, and for the period it remained in existence Syncora Guarantee Re (Delaware) will file, a consolidated tax return with Syncora Holdings U.S. Inc. (the U.S. common parent of the Syncora Holdings group) and its subsidiaries (which consists of the Company and Syncora Holdings’ other U.S. based subsidiaries). The Company maintains a tax sharing agreement with its subsidiaries, whereby the consolidated income tax liability is allocated among affiliates in the ratio that each affiliate’s separate return liability bears to the sum of the separate return liabilities of all affiliates that are members of the consolidated group. In addition, a complementary method is used

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

which results in reimbursement by profitable affiliates to loss affiliates for tax benefits generated by loss affiliates. On the effective date of the merger discussed above, Syncora Guarantee Re’s separate existence ceased and from that point forward it was no longer a member of the U.S. consolidated return group.

          Management has concluded that results from operations forecasted to be generated in the future is insufficient to offset net operating loss carry forwards and cause the realization of the deferred tax assets within a reasonable period, thus a valuation allowance has been established against the entire deferred tax assets of the Company at September 30, 2008 and December 31, 2007. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”) which places primary importance on the Company’s operating results in recent periods when assessing the need for a valuation allowance. The Company’s cumulative loss in recent periods represents negative evidence sufficient to require a full valuation allowance under the provisions of SFAS 109. The Company intends to maintain a full valuation allowance for its net deferred tax assets until sufficient positive evidence exists to support reversal of all or a portion of the valuation allowance. Until such time, except for state, local and foreign tax provisions, the Company will have no net deferred tax assets.

11. Liabilities for Unpaid Losses and Loss Adjustment Expenses

          The Company’s liability for unpaid losses and loss adjustment expenses consists of case basis reserves and unallocated reserves on its in-force guarantees that were issued in the form of insurance. The provision for losses and loss adjustment expenses represents the expense recorded to establish the total reserve (case basis and unallocated reserves) at a level determined by management to be adequate for losses inherent in such in-force business as of the reporting date. Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows:

	Nine Months Ended September 30, 2008			Year Ended December 31, 2007

(U.S. dollars in thousands)	Case Reserves	Unallocated Reserves	Total	Case Reserves	Unallocated Reserves	Total

Gross unpaid losses and loss adjustment expenses at beginning of year	$311,828	$90,691	$402,519	$85,351	$78,884	$164,235
Reinsurance balances recoverable on unpaid losses	(249,956)	(16,989)	(266,945)	(70,842)	(16,663)	(87,505)

Net unpaid losses and loss adjustment expenses at beginning of year	61,872	73,702	135,574	14,509	62,221	76,730
Increase (decrease) in net losses and loss adjustment expenses incurred in respect of losses occurring in:
Current year	116,079	(9,655)	106,424	59,094	11,481	70,575
Prior years	603,730	—	603,730	(3,653)	—	(3,653)
Less net losses and loss adjustment expenses paid and other settlements	(50,333)	10,175	(40,158)	(8,078)	—	(8,078)

Net unpaid losses and loss adjustment expenses at end of period	731,348	74,222	805,570	61,872	73,702	135,574
Reinsurance balances recoverable on unpaid losses	615	2,971	3,586	249,956	16,989	266,945

Gross unpaid losses and loss adjustment expenses at end of period	$731,963	$77,193	$809,156	$311,828	$90,691	$402,519

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NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Case Basis Reserves for Losses and Loss Adjustment Expenses

Set forth below is a discussion of certain case basis reserves established by the Company.

(a)

During the year ended December 31, 2007, the Company recorded a provision for losses before reinsurance of approximately $214.3 million ($34.7 million after reinsurance), representing the net present value loss expected to be incurred in the future with respect to certain of its guarantees of obligations supported by HELOC and CES mortgage loan collateral.

During the three months ended March 31, 2008, the Company recorded an additional provision for losses before reinsurance of approximately $42.0 million ($37.7 million after reinsurance), on a present value basis, to reflect adverse development on certain of such obligations. This provision included $2.2 million of accretion relating to the present value discount associated with reserves on the aforementioned obligations which were established in prior to January 1, 2008.

During the three months ended June 30, 2008, the Company recorded an additional provision for losses before reinsurance of approximately $524.9 million ($476.0 million after reinsurance), on a present value basis, to reflect adverse development on such obligations. The adverse development recorded during the three month period ended June 30, 2008 was primarily attributable to actual reported claims during the quarter on certain insured securities that were substantially in excess of what had been estimated by the Company, as well as significant growth in payment delinquencies on mortgages comprising the collateral pools supporting certain of the Company’s guaranteed obligations.

During the three months ended September 30, 2008, the Company recorded an additional provision for losses before reinsurance of approximately $211.4 million, on a present value basis, to reflect adverse development on such obligations, as well as guarantees of obligations supported by Alt-A mortgage loan collateral. This provision reflects the recapture of previously ceded reserves as a result of the commutation of reinsurance agreements. The adverse development recorded during the three-month period ended September 30, 2008 was primarily attributable to increased delinquencies and losses, as well as the bankruptcy of Lehman Brothers Holdings Inc., which was a sponsor of certain of the securitized debt obligations guaranteed by the Company. In addition, in connection with the Agreements discussed in Note 3, the Company commuted substantially all of its ceded reinsurance arrangements. As a result of such commutations, the Company recorded a loss of approximately $42.4 million during the three months ended September 30, 2008.

The loss amounts discussed above, before giving effect to reinsurance, represent: (i) all claims paid through the measurement date, plus the net present value of claims expected to be paid subsequent thereto, less (ii) recoveries received through the measurement date, the net present value of expected recoveries subsequent thereto, and the net present value of installment premiums due by the counterparties to such guarantees subsequent to the measurement date.

The total remaining par guaranteed by the Company with respect to the aforementioned guarantees supported by HELOC, CES and Alt-A collateral, net of carried case basis reserves but before reinsurance, aggregated approximately $4.0 billion ($4.0 billion after reinsurance) at September 30, 2008 and $2.4 billion ($2.2 billion after reinsurance) at December 31, 2007.

The Company’s estimates of losses on the aforementioned guarantees are based on assumptions and estimates extending over many years into the future. Such estimates are subject to the inherent limitation on management’s ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and loss adjustment expenses will vary, perhaps materially, from any estimate. Among other things, the assumptions could be affected by an increase in unemployment, increase in consumer costs, lower advance rates by lenders or other parties, lower than expected revenues or other events or trends. The Company’s estimates were determined based on an analysis of results of a cash flow model.

The cash flow model projects expected cash flows from the underlying mortgage notes. The model output is dependent on, and sensitive to, the key input assumptions, including assumptions regarding default rates and prepayment rates. On the HELOC transactions, it also projects expected new collateral to be created by the funding of new HELOC draws. The cash flow from the mortgages is then run through the “waterfall” as set forth in the indenture for each transaction. Claims in respect of principal result when the outstanding principal balance of the

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NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

mortgages is less than the outstanding principal balance of the insured notes. Recoveries result when cash flow from the mortgages is available for repayment, typically after the insured notes are paid off in full.

The Company based its default assumptions in large part on recent observed default rates and the current pipeline of delinquent loans. Prior to the quarter ended June 30, 2008, the Company had assumed that the default rates would begin to decline during the third and fourth quarters of 2008. The Company’s expectation now is that the decline will not commence until early 2009 through the third quarter of 2009, at which point the Company assumes that the default rate will stabilize at a rate nearer, but still above, historical default rates. Net losses will be greater if the time it takes the mortgage performance to stabilize is longer than currently anticipated.

The losses are estimated based on a model using a constant default rate (“CDR”) curve. The model rolls through delinquent loans over a four to seven month time horizon and then assumes a peak CDR plateau of up to six months followed by a ramp down of up to 12 months, depending on deal characteristics. After the ramp down, the Company assumes a steady state CDR at a CDR rate well above historical norms until year seven of the deal. By year seven of the deal, the Company assumes another step down to 0% CDR to reflect seasoning and the shape of the CDR curve for a similar product. If delinquency rates do not decrease in the next few months, the Company will need to extend the peak CDR plateau up. If the Company were to extend the peak CDR plateau an additional six months, this change would lead to an increase in RMBS reserves of approximately $160 million. If the Company were to extend the ramp down period of up to 12 months from this point reserves would increase approximately $115 million or $275 million when combined with the extension of the peak CDR plateau of six months.

After the occurrence of a rapid amortization event, the HELOC transactions generally benefit by the funding of the new HELOC draws by a third party. This benefit will be diminished in the event that the third party is not legally required, or is unable or unwilling, to fund the draws, or if the lender suspends credit lines under certain circumstances legally permitted. During the second quarter of 2008, the Company has observed a material decline in draw rates as a result of change in policies by some lenders, which now allow for suspension of credit lines. Management has adjusted the assumptions underlying its HELOC reserves to reflect the aforementioned observed decline.

Through September 30, 2008, the Company has paid claims (net of reimbursements from the transactions) aggregating $353.7 million on its guarantees of obligations discussed above.

(b)

As of September 30, 2008 and December 31, 2007, the Company carried reserves for unpaid losses and loss adjustment expenses of $74.0 million and $74.0 million, respectively ($74.0 million and $8.7 million after reinsurance and indemnifications provided by affiliates of XL Capital), representing the net present value loss expected to be incurred in the future with respect to an insured project financing. The reserves for unpaid losses and loss adjustment expenses were based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate if necessary, as new information becomes available.

In connection with the Agreements discussed in Note 3, the Company and XL Capital canceled the aforementioned indemnities and commuted the aforementioned reinsurance provided by affiliates of XL Capital in exchange for consideration payable to the Company by affiliates of XL Capital equal to the ceded reserves for unpaid losses and loss adjustment expenses. The total remaining par insured by the Company in connection with this transaction (net of applicable carried case reserves before reinsurance), which amortizes over the next 11 years, aggregated approximately $204.6 million at September 30, 2008 and $204.6 million at December 31, 2007.

The Company determined these reserves to be redundant and, accordingly, reduced them to zero. During the three months ended September 30, 2008, the Company experienced adverse development on these credits and recorded a provision for reserves for $10.8 million.

          Unallocated Reserves

          The Company’s net provision for unallocated reserves is a function of applying the initial expected loss ratio to earned premium each period (after exclusion of the effect on earned premium of refunding and full limit losses because no more risk exists on those related policies) and the expected loss emergence pattern. The Company’s unallocated loss reserve is established on an undiscounted basis and represents management’s best estimate of losses that the Company will incur in the future as a result of credit deterioration in the Company’s in-force business but which have not yet been specifically identified. As management establishes case basis reserves and pays claims it may, based on its judgment, reduce or increase the ultimate expected loss ratio used to determine unallocated reserves to reflect its best estimate of expected ultimate loss experience. In addition, under the Company’s accounting policy management may, based on its judgment, reduce unallocated reserves in response to significant case basis reserves or paid loss

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NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

activity. Management would only expect such reductions to occur in limited instances, such as economic events generating significant loss activity across a broad cross-section of the portfolio. Management has not viewed the Company’s case basis reserves or paid loss activity to date to warrant such a reduction of the Company’s unallocated reserves. In addition, while material case basis reserves were established by the Company during the fourth quarter of 2007 and during the nine-month period ended September 30, 2008, these reserves were concentrated in certain sectors of its financial guarantee portfolio and were associated with unprecedented credit-market events. As such, these events did not alter management’s perspective of the expected loss ratio associated with the remainder of the portfolio and the required level of unallocated reserves. For the three and nine month periods ended September 30, 2008 and 2007, the Company recorded a net provision for unallocated reserves of $2.0 million and $4.3 million, and $(11.4) million and $8.3 million, respectively. The reduction in the Company’s provision for unallocated reserves during the three and nine month periods ended September 30, 2008 was attributable to a significant increase in refunded bonds and other accelerations during such periods (see Note 7).

          Schedule of Insured Financial Obligations with Credit Deterioration

          The Company’s surveillance department is responsible for monitoring the performance of its in-force portfolio. The surveillance department maintains a list of credits that it has determined need to be closely monitored and, for certain of those credits, the department undertakes remediation activities it determines to be appropriate in order to mitigate the likelihood and/or amount of any loss that it could incur with respect to such credits.

          The Company’s surveillance department focuses its review on monitoring the lower rated bond sectors and potentially troubled sectors, which have included mortgages and CDOs. It tracks performance monthly to try to ensure that covenants have not been breached. If a covenant is breached, the Company may have the right to put the transaction into rapid amortization so that all cash flow generated from that transaction is used to pay down principal and stay current with interest. Typically, the surveillance department reviews periodic servicing and trustee reports to track coverage levels, enhancement levels, delinquency levels, loss frequency, loss severity and total losses and compares such performance metrics with the metrics that were made available at the time the transaction was closed. If losses are above projections, the surveillance department will analyze the reasons for the deviation. In some cases, it may be an indication of servicing problems, where loans are delinquent and are not put into foreclosure in time to maximize recovery. Typically, once per year, the surveillance department will audit servicers of loans and other assets supporting the Company’s insured obligations to better understand their servicing practices and to identify potential servicing problems, if any. The Company believes that this is an important safeguard, as servicers are required to indemnify the Company against failure to adhere to the servicing standards set forth in the servicing agreements.

          The Company’s surveillance department also analyzes whether claims on the Company’s policies are probable. In some cases, the surveillance department will engage an outside consultant with appropriate expertise in the underlying collateral assets and respective industries to assist management in examining the underlying collateral and determining the projected loss frequency and loss severity. In such case, the surveillance department will use that information to run a cash flow model that includes enhancement levels and debt service to determine whether a claim is probable, possible or not likely.

          The activities of the Company’s surveillance department are integral to the identification of specific credits that have experienced deterioration in credit quality and the assessment of whether losses on such credits are probable, as well as any estimation of the amount of loss expected to be incurred with respect to such credits. Closely monitored credits are divided into four categories: (i) Special Monitoring List—low investment grade credits where a material covenant or trigger may be breached and closer monitoring is warranted; (ii) Yellow Flag List—credits that the Company determines to be non-investment grade but a loss is unlikely, including credits where claims may have been paid or may be paid but reimbursement is likely; (iii) Red Flag List—credits where a loss is possible but not probable or reasonably estimable, including credits where claims may have been paid or may be paid but full recovery is in doubt; and (iv) Loss List—credits where a loss is probable and reasonably estimable. Credits that are not closely monitored credits are considered to be fundamentally sound, normal risk.

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

          The following table sets forth certain information in regard to the Company’s closely monitored credits as of September 30, 2008:

(U.S. dollars in millions)	Special Monitoring List	Yellow Flag List	Red Flag List	Loss List	Total

Number of policies	12	2	11	23	48
Remaining weighted-average contract period (in years)	9.3	8.0	23.1	3.5	7.8
Insured contractual payments outstanding:
Principal	$1,630.0	$133.6	$1,215.5	$4,954.6	$7,933.7
Interest	504.8	72.6	992.9	978.4	2,548.7

Total	$2,134.8	$206.2	$2,208.4	$5,933.0	$10,482.4

Gross claim liability	$—	$—	$402.1	$1,323.0	$1,725.1
Less:
Gross potential recoveries	—	—	683.8	526.0	1,209.8
Discount, net	—	—	(281.7)	72.5	(209.2)

Claim liability reported in the balance sheet	$—	$—	$—	$724.5	$724.5

Unearned premium reserve	$3.6	$0.8	$17.1	$12.3	$33.8

Reinsurance recoverable	$—	$—	$—	$—	$—

12. Exposures under Guarantees

          The Company provides financial guarantee insurance and reinsurance to support public and private borrowing arrangements. Financial guarantee insurance guarantees the timely payment of principal and interest on insured obligations to third party holders of such obligations in the event of default by an

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

issuer. The Company’s potential liability in the event of non-payment by the issuer of an insured or reinsured obligation represents the aggregate outstanding principal insured or reinsured under its policies and contracts and related interest payable at the date of default. In addition, the Company provides credit protection on specific assets referenced in its CDS contracts which consist of structured pools of corporate obligations (see Note 5). Under the terms of its CDS contracts, the seller of credit protection makes a specified payment to the buyer of credit protection upon the occurrence of one or more specified credit events with respect to a referenced obligation. The Company’s potential liability under its CDS contracts represents the notional amount of such swaps that it guarantees.

          As of September 30, 2008 and December 31, 2007, the Company’s net outstanding par exposure under its in-force financial guarantee insurance and reinsurance policies and contracts aggregated to $140.2 billion and $105.0 billion, respectively. In addition, as of September 30, 2008 and December 31, 2007, the Company’s notional exposure under CDS contracts aggregated to $58.2 billion and $59.6 billion, respectively.

13. Other Matters

(a)

The Company insured payment of scheduled debt service on sewer revenue warrants issued by Jefferson County, Alabama (the “County”) in 2002 and 2003 and has provided a surety bond policy. As of September 30, 2008, the outstanding principal amount of such obligations was $1.2 billion before giving effect to reinsurance and $1.1 billion after giving effect to reinsurance. Such obligations are secured by a pledge of the net revenues of the County’s sewer system. The County’s sewer system is experiencing severe financial difficulties. In a filing dated February 27, 2008 pursuant to SEC Rule 15c2-12, the County stated it can provide no assurance that net revenues from the sewer system will be sufficient to permit the County to meet the interest rate and amortization requirements related to its obligations on the sewer financing.

Although the Company has not recorded any provision for losses on such warrants to date, it continues to monitor this exposure and, as new information becomes available, it may be required to establish a provision for loss reserves in the future. Even though the Company has not recorded any provision for losses, it has paid claims on its exposure to the County’s guaranteed obligations. Through November 14, 2008, the Company has paid gross claims in an aggregate amount of approximately $114.3 million on the County’s warrants and surety policy. The Company estimates that it may be required to pay potential claims under its policies over the remainder of 2008 and calendar year 2009 of approximately $337 million. Actual amounts of claims the Company may be required to pay may differ from such estimates and the differences could be material.

On or around September 16, 2008, the Company, together with the trustee under the indenture for the warrants, as well as Financial Guaranty Insurance Company, a non-affiliated company which also insures a portion of the warrants, commenced a lawsuit against the County and its current commissioners in Alabama federal court seeking, among other things, the appointment of a receiver over the County’s sewer system. A hearing on the plaintiffs request for a receiver scheduled for November 17, 2008 was rescheduled for January 26, 2009 so that two court-appointed special masters can submit recommendations. On September 25, 2008 the County filed a counterclaim against the Company and Financial Guaranty Insurance Company alleging negligence, breach of contract, fraud, and fraudulent suppression. The Company believes such lawsuit lacks merit and intends to vigorously defend itself against such action.

(b)

On February 11, 2008, Syncora Guarantee Re issued $200 million of non-cumulative perpetual Series B preferred shares (the “Series B Preferred Shares”) pursuant to the exercise of a put option under its capital facility. After the merger of Syncora Guarantee Re with and into the Company, the Series B Preferred Shares became preferred shares of the Company. The Series B Preferred Shares have a par value of $120 per share and a liquidation preference of $100,000 per share. Holders of outstanding Series B Preferred Shares shall be entitled to receive, in preference to the holders of

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the Company’s common shares cash dividends at a percentage rate per Series B Preferred Share as follows:

	(1)	for any dividend period ending on or prior to December 9, 2009, one-month LIBOR plus 1.00% per annum, calculated on an actual/360 day basis; and

	(2)	for any subsequent dividend period, one-month LIBOR plus 2.00% per annum, calculated on an actual/360 day basis.

The holders of the Series B Preferred Shares are not entitled to any voting rights as shareholders of the Company and their consent is not required for taking any corporate action. Subject to certain requirements, the Series B Preferred Shares may be redeemed, in whole or in part, at the option of the Company at any time or from time to time after December 9, 2009 for cash at a redemption price equal to the liquidation preference per share plus any accrued and unpaid dividends thereon to the date of redemption without interest on such unpaid dividends. On February 26, 2008, the Company elected to declare dividends on the Series B Preferred Shares at the required rate for the next three monthly periods and on May 6, 2008, the Company elected to declare dividends on the Series B Preferred Shares at the required rate for the succeeding month. On July 25, 2008, the Company elected to declare dividends on the Series B Preferred Shares at the required rate for the July 2008 and August 2008 periods. The Company did not declare dividends on the Series B Preferred Shares for any period after August 2008 through the date hereof.

In accordance with GAAP, the aforementioned put option is required to be reported at fair value with changes in the fair value thereof reflected in the unrealized gains (losses) component of the “Net change in fair value of derivatives” line item of the Company’s statements of operations. At December 31, 2007 the fair value of the put option was $107.0 million, which is reflected in the Company’s consolidated balance sheets at such date in the line item entitled, “Derivative assets”. During the period from January 1, 2008 through to the effective date of the exercise of the put option, the Company recorded an incremental unrealized gain on the put option of $72.5 million and the corresponding derivative asset at such date was $180 million. Upon the exercise of the put option, the Company reversed the derivative asset and correspondingly reduced the paid in capital of the Series B Preferred Shares that were issued pursuant to the exercise of the put option. The effect of these entries is to report the Series B Preferred Shares at their estimated fair value at the date of issuance. Accordingly, the carrying value of the Series B Preferred Shares at September 30, 2008 of $20.0 million represents the net proceeds received upon the issuance thereof less the reversal of the fair value of the put option on the date of exercise.

(c)

To reduce long-term operating costs and align resources with its current needs (see Note 2), effective March 31, 2008 the Company reduced its workforce by approximately 60 positions, which consisted primarily of insurance business origination staff. As a result of this workforce reduction the Company recorded a charge of approximately $10.3 million during the three months ended March 31, 2008 for estimated severance payments expected to be made to terminated employees. During the three months periods ended June 30, 2008 and September 30, 2008, the Company incurred expenses of approximately $6.3 million and $4.9 million, respectively, in connection with further reductions of its workforce.

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NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(d)

As a result of the transfer of XL Capital’s common shares of Syncora Holdings as described in Note 3, change of control provisions under certain of the Company’s compensation plans were triggered upon the transfer of such shares from escrow to a trust in November 2008, as described in Note 3. Such change of control provisions required the immediate vesting of awards granted to employees under such plans. As a result thereof, the period over which such compensation is expensed has be revised to reflect when the change of control occurred, which resulted in the Company recording additional compensation expense of approximately $3.6 million during the three months ended September 30, 2008. During the three months ended December 31, 2008, the Company will record a charge of approximately $5.9 million to recognize the remaining unvested compensation expense relating to the aforementioned compensation plans.

14. Litigation

          In the ordinary course of business, the Company is subject to litigation or other legal proceedings. It is the opinion of management, after consultation with legal counsel and based upon the information available, that the expected outcome of any outstanding litigation, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or liquidity.

          In the ordinary course of business, the Company also receives subpoenas and other information requests from regulatory agencies or other governmental authorities. Although no action has been initiated against the Company, it is possible that one or more regulatory agencies or other governmental authorities may pursue action against it. If such an action is brought, it could materially adversely affect the Company’s business, results of operations and financial condition.

          On March 19, 2008, MLI filed a complaint in a New York federal court challenging the effectiveness of the Company’s terminations of seven CDS contracts. On March 31, 2008, the Company filed a counterclaim seeking a judgment from the court that its terminations were effective and an award of damages for MLI’s failure to make certain termination payments under the Swaps. On April 18, 2008, MLI filed a motion for summary judgment as to MLI’s claims and partial summary judgment as to the Company’s claims. The court issued an order granting MLI’s motion on June 10, 2008 and issued an opinion in support of that order on July 15, 2008. As part of the settlement agreement with Merrill Lynch and MLI that was announced by the Company on July 28, 2008 and closed on August 5, 2008, the parties agreed to terminate the seven CDS contracts (along with an eighth CDS contract not at issue in the litigation) in exchange for a payment from the Company and to dismiss the litigation. On August 8, 2008, Merrill Lynch, MLI and the Company filed a joint stipulation dismissing the complaint and counterclaims in the litigation with prejudice.

          In December 2007 and January 2008, three class action lawsuits, Brickman Investments, Inc. v. Security Capital Assurance Ltd et al., 2 West, Inc. v. Security Capital Assurance Ltd et al., and Clarke v. Security Capital Assurance Ltd et al., were commenced in the United States District Court for the Southern District of New York. On April 24, 2008, an order was entered consolidating these actions under the caption, In re Security Capital Assurance Ltd. Securities Litigation, appointing the lead plaintiff, and approving Bernstein Liebhard & Lifshitz, LLP as lead counsel. On August 6, 2008, the plaintiffs filed a consolidated amended complaint. The complaint names Syncora Holdings, XL Capital, XLI, the principal underwriters for the second public offering, the financial advisors for the preferred share offering, Paul S. Giordano, David P. Shea, Edward B. Hubbard, and Richard P. Heberton. The complaint includes claims that defendants’ public statements, including the registration

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NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

statement and prospectus related to the secondary offering, contained false and misleading statements and omitted to disclose material facts necessary to make the statements contained therein not misleading. On October 14, 2008, the Company filed a motion to dismiss on behalf of Syncora Holdings, the Company and the individual defendants. The Company believes that such lawsuit lacks merit and the Company intends to vigorously defend itself against such action.

          In July through October 2008, five lawsuits, Hinds County, Mississippi v. Wachovia Bank N.A. et al., Fairfax County, Virginia et al. v. Wachovia Bank N.A. et al., City of Oakland, California v. AIG Financial Products Corp. et al., County of San Mateo v. Bank of America, N.A. et al., and County of Contra Costa v. Bank of America, N.A. et al. were commenced in the United States District Courts for the Southern District of New York, District of Columbia, and Northern District of California, on behalf of all state, local and municipal government entities that purchased municipal derivatives from the Company or the other defendants in the period from January 1, 1992 through December 31, 2006. The complaints name the Company and a number of providers and brokers of municipal derivatives, as defendants, and they allege a conspiracy among the defendants to fix, raise, maintain or stabilize the price of, and to rig bids and allocate customers and market for, municipal derivatives. The complaints seek unspecified damages and other relief. On June 16, 2008, the Judicial Panel on Multidistrict Litigation issued an order transferring these actions to the Southern District of New York under the caption, In re Municipal Derivatives Antitrust Litigation, for coordinated or consolidated pretrial proceedings. Pursuant to that order, several related actions which have been filed subsequently, including Mayor and City Counsel of Baltimore v. Wachovia Bank N.A. et al., County of Alameda, California v. AIG Financial Products Corp. et al., City of Fresno, California v. AIG Financial Products Corp. et al, Central Bucks School District v. Wachovia Bank N.A. et al., and Washington County, Tennessee v. Bank of America, N.A. et al., will be treated as potential tag-along actions. We communicated to the plaintiffs that the Company should not have been included in this litigation as it did not provide municipal derivatives, and the consolidated complaint that was filed on August 22, 2008 did not include the Company as a defendant.

          In addition, in July through October 2008, five lawsuits, City of Los Angeles v. Bank of America, N.A. et al, City of Stockton v. Bank of America, N.A. et al., City of Oakland v. Bank of America, N.A. et al., County of San Mateo v. Bank of America, N.A. et al., and County of Contra Costa v. Bank of America N.A. et al., were commenced in state courts in California. The complaints name the Company and a number of providers and brokers of municipal derivatives, as defendants, and they allege a conspiracy among the defendants to rig bids in municipal derivative auctions in violation of California state antitrust laws and California state common law. The complaints seek unspecified damages and other relief. Five other lawsuits, City of Los Angeles v. Ambac Financial Group, Inc. et al., City of Stockton v. Ambac Financial Group, Inc. et al., City of Oakland v. Ambac Financial Group Inc., et al., City and County of San Francisco v. Ambac Financial Group Inc. et al., and County of San Mateo v. Ambac Financial Group Inc. et al., were commenced in July 2008 in state courts in California. The complaints name six bond insurers, including Syncora Guarantee, and two individuals as defendants, and they allege that defendants failed to fully disclose their investment in subprime mortgage-backed securities and insurance of subprime instruments and that defendants conspired to perpetuate and maintain a dual system of bond rating in violation of California state antitrust laws and California state common law. The complaints seek unspecified damages and other relief. The Company believes that these lawsuits lack merit and the Company intends to vigorously defend itself against such actions.

          On June 17, 2008, Charles Wilson, on behalf of himself and a class consisting of every County sewer ratepayer since January 1, 1993, filed suit against the Company and numerous other defendants. The suit alleges that through the wrongful conduct of the members of the Jefferson County Commission, most notably Larry Langford, the County incurred a bonded indebtedness of approximately $3.2 billion relating to improvements to its sewer system. The complaint alleges that the commissioners, in a conspiracy with several individuals, financial companies, law firms, and bond insurers, completed several swap transactions whereby the bonds, which were primarily fixed interest securities, were swapped to variable rate and auction rate securities. These swaps, the complaint alleges, were done primarily to facilitate the

SYNCORA GUARANTEE INC. AND SUBSIDIARY
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

inappropriate payment of exorbitant fees to several bond brokers and financial advisors. With respect to the bond insurers, including the Company, the complaint alleges that the insurers negligently insured the bonds while allowing themselves to become undercapitalized and downgraded by the rating services, which in turn downgraded the bonds. The plaintiffs allege damages on the ground that their sewer rates are much higher than they otherwise would have been without the wrongdoing of all parties. The Company has filed a motion to dismiss. The Company believes that such lawsuit lacks merit and the Company intends to vigorously defend itself against such action.

          On August 28, 2008, another complaint was filed by Carnell E. Fowler, William Young, and Citizens for Sewer Accountability, on behalf of the State of Alabama, against the Company and many of the same defendants in the Wilson case above. This complaint asserts claims under Alabama’s quo warranto statutes, Ala. Code §§ 6-6-590, et seq. Quo warranto is an ancient and extraordinary remedy available to annul a corporation’s charter and/or preclude it from operating as a corporation in Alabama where the corporation has engaged in such actions as to warrant a forfeiture of its corporate rights and existence. The factual allegations of the complaint virtually mirror those in the Wilson case. The Company has filed a motion to dismiss. The Company believes that such lawsuit lacks merit and the Company intends to vigorously defend itself against such action.

          On or around September 16, 2008, the Company, together with the trustee under the indenture for the County sewer warrants as well as Financial Guaranty Insurance Company, who also insures a portion of the warrants, commenced a lawsuit against the County and its current commissioners in Alabama federal court seeking, among other things, the appointment of a receiver over the County’s sewer system. On September 25, 2008, the County filed a counterclaim against the Company and Financial Guaranty Insurance Company alleging negligence, breach of contract, fraud and fraudulent suppression. On November 25, 2008 two special masters were appointed to evaluate and make recommendations in respect to the business aspects of the sewer system and the legal issues. A hearing on the plaintiff’s request for a receiver is currently scheduled for January 26, 2009. All Litigation has been stayed pending this scheduled trial. The Company believes that the County’s lawsuit lacks merit and the Company intends to vigorously defend itself against such action.

15. Subsequent Event

          On October 21, 2008, Syncora Holdings’ Board of Directors approved changes to Syncora Holdings’ bye-laws to limit the transfer of shares prior to the expiration of certain time periods specified in the such bye-laws to preserve shareholder value and the value of certain tax assets primarily associated with net operating loss carryforwards (“NOLs”) and built-in losses under Section 382 of the Internal Revenue Code. Such changes are subject to shareholder approval; a special meeting of shareholders has been scheduled for January 22, 2009 to approve changes to Syncora Holdings Bye-Laws. The Company’s ability to use its NOLs and built-in losses would be limited, if there was an “ownership change” under Section 382. This would occur if shareholders owning (or deemed under Section 382 to own) 5% or more of Syncora Holdings Ltd.’s stock increased their collective ownership of the aggregate amount of outstanding shares of Syncora Holdings by more than 50 percentage points over a defined period of time. The transfer restrictions in the bye-laws are being proposed to reduce the likelihood of an “ownership change” occurring as defined by Section 382.